Exhibit 10.3

OFFICE LEASE AGREEMENT

FOR

TWO SCOTTSDALE LANDING

PERIMETER GATEWAY PORTFOLIO LLC, a Delaware limited liability company, as Landlord

and

CASTLE BIOSCIENCES, INC., a Delaware corporation,
as Tenant

Dated: 05/14/2025, 2025

OFFICE LEASE AGREEMENT
THIS OFFICE LEASE AGREEMENT is made and entered into as of the Effective Date by and between PERIMETER GATEWAY PORTFOLIO LLC, a Delaware limited liability company, as Landlord, and CASTLE BIOSCIENCES, INC., a Delaware corporation, as Tenant, and sometime referred to herein as the “Named Tenant”.
ARTICLE 1
BASIC LEASE PROVISIONS AND CERTAIN DEFINED TERMS

Effective Date:	May 14, 2025
Landlord:	PERIMETER GATEWAY PORTFOLIO LLC, a Delaware limited liability company
Landlord’s Notice Address:

c/o Wentworth Property Company
802 North 3rd Avenue
Phoenix, Arizona 85003
Attn: James R. Wentworth/Tim Chester

With a copy to:

Northwood Investors LLC
11355 W. Olympic Boulevard
Los Angeles, California 90064
Attn: Brian Cleary

And to:

The Chait Law Firm, P.C.
7101 N. 1st Street
Phoenix, Arizona 85020
Attn: Trevor H. Chai

Landlord’s Address for Payment of Rent:	Perimeter Gateway Portfolio P.O. Box 92032 Las Vegas, Nevada 89193-2032
Tenant:	CASTLE BIOSCIENCES, INC., a Delaware corporation
Tenant’s Notice Address:	3737 N. 7th Street #160 Phoenix, Arizona 85014
Building:	The building commonly known as Two Scottsdale Landing having an address of 8667-8701 East Hartford Drive, Scottsdale, Arizona, 85260
Project:	Scottsdale Landing
Premises:	Approximately 55,573 rentable square feet located on the first (1st) floor of the Building and currently known as

Suite B-110, as outlined on the floor plan attached as Exhibit “A” hereto.
Rentable Area of Building:	224,809 rentable square feet
Rentable Area of Project:	370,809 rentable square feet
Tenant’s Pro Rata Share of the Building (“Tenant’s Pro Rata Share”):	24.72%
Building’s Pro Rata Share of the Project (“Building’s Pro Rata Share”):	60.63%
Permitted Use:	General and administrative office and laboratory space
Lease Term:	One hundred and thirty-two (132) months, plus the remainder of the calendar month in which the Commencement Date occurs if the Commencement Date occurs on a date other than the first day of a calendar month.
Estimated Commencement Date:	January 1, 2026

Base Monthly Rent:
Period (month)	Annual Rental Rate*	Base Monthly Rent
Month 01- 24	$32.00 per rentable square foot	$148,194.67
Months 25 – 36	$32.75 per rentable square foot	$151,667.98
Months 37 – 48	$33.50 per rentable square foot	$155,141.29
Months 49 – 60	$34.25 per rentable square foot	$158,614.60
Months 61 – 72	$35.00 per rentable square foot	$162,087.92
Months 73 – 84	$35.75 per rentable square foot	$165,561.23
Months 85 – 96	$36.50 per rentable square foot	$169,034.54
Months 97 – 108	$37.25 per rentable square foot	$172,507.85
Months 109 – 120	$38.00 per rentable square foot	$175,981.17
Months 121 – 132	$38.75 per rentable square foot	$179,454.48
*The foregoing Base Monthly Rent does not include Additional Rent (as hereinafter defined) or rental, excise, sales, or transaction privilege taxes imposed by any taxing authority upon

Landlord or its receipt of any amounts paid by Tenant pursuant to this Lease, including without limitation on parking charges, all of which are payable by Tenant.
**Notwithstanding the foregoing, provided there is no Event of Default (as hereinafter defined) under this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay Base Monthly Rent for the first twelve (12) months (the “Abatement Period”) after the Commencement Date (as hereinafter defined) (such total amount of abated Base Monthly Rent, in the amount of $1,778,336.04, being hereinafter referred to as the “Abated Amount”). During such Abatement Period, Tenant will still be responsible for the payment of all other obligations under this Lease. Tenant acknowledges that any Event of Default by Tenant under this Lease will cause Landlord to incur costs not contemplated in this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain. Therefore, should an Event of Default occur at any time during the Lease Term and this Lease is terminated as a result, then the total unamortized sum of such Abated Amount (amortized on a straight line basis over the Lease Term at eight percent (8%) annual interest) so conditionally excused shall become immediately due and payable by Tenant to Landlord; provided, however, Tenant acknowledges and agrees that nothing herein is intended to limit any other remedies available to Landlord under this Lease, at law or in equity if there is an Event of Default. The right to the Abated Amount is personal to the Named Tenant and may not be assigned, transferred or conveyed to any party, except in connection with a permitted transfer of this Lease pursuant to Article 23.
Further notwithstanding the foregoing, Tenant may, at any time prior to the first (1st) anniversary of the Commencement Date, notify Landlord that it elects to cause utility service to the lab area (Full South Wing) of the Premises to be metered or submetered at Tenant’s expense, in which event Tenant shall pay to Landlord (if submetered) or directly to the utility service provider (APS) (if metered) for the actual amount of such utilities consumed in the lab area of the Premises, and from and after the installation of such submeter Annual Base Rent and Base Year Expenses shall be reduced by $2.37 per rentable square foot for the square footage served by such metered or submetered service, equitably prorated for the first year of such reduction. If such metering/submetering and rent adjustment occurs, the parties shall memorialize same in an amendment to this Lease.

Security Deposit:	None
Base Year:	2026
Tenant Improvements:	See Work Letter attached hereto as Exhibit “B” (the “Work Letter”)
Building Hours:	7:00 a.m. to 6:00 p.m., Monday through Friday and 8:00 a.m. to 12:00 p.m. on Saturday, excluding recognized federal, state or local holidays
Parking:	See Article 12
Landlord’s Broker:	Cushman & Wakefield (Chris Walker)
Tenant’s Broker:	LevRose Commercial Real Estate (Zak Kottler)
Guarantor(s):	None

Mortgagee:	Western Alliance Bank
One East Washington Street, 14th Floor
Phoenix, Arizona 85004
Attn: Ericka Deneke LeMaster

Managing Agent:	Wentworth Management Company
802 North 3rd Avenue
Phoenix, Arizona 85003
Attn: Kip Linse

ARTICLE 2
DEMISE AND POSSESSION; ROFR

2.1    Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Lease Term. The Premises shall have an upper boundary of the underside of the floor slab immediately above the Premises and a lower boundary of the unfinished upper surface of the floor slab upon which the Premises are situated. The Premises are part of the Building. The Building is part of the Project.
2.2    Landlord and Tenant agree that for all purposes under this Lease including, without limitation, calculating Base Monthly Rent, Additional Rent, Tenant’s Pro Rata Share, and the Building’s Pro Rata Share: (i) the Premises will be deemed to contain a rentable area comprising the number of square feet designated in Article 1, (ii) the Building will be deemed to contain a rentable area comprising the number of square feet designated in Article 1, (iii) ) the Project will be deemed to contain a rentable area comprising the number of square feet designated in Article 1, and (iv) the square footages referenced in (i), (ii) and (iii) immediately above are stipulated amounts based on Landlord’s method of determining such square footage together with a load factor and other considerations, which method is in accordance with the American National Standard Method of Measuring Floor Area in Office Buildings – Building Owners and Managers Association International (ANSI/BOMA Z65.1-2017) (the “BOMA Standard”).
2.3     Subject to the right of first refusal granted to Global Indemnity Group, Inc. (and its successors and assigns), with respect to the ROFR Available Space (as hereinafter defined), which right is superior to the rights granted to Tenant herein, and provided that (i) no Event of Default exists under this Lease as of the date of exercise, and (ii) Tenant is leasing the entire Premises as of the date Landlord is otherwise obligated to deliver the ROFR Notice (as hereinafter defined), Tenant shall have an ongoing right of first refusal (the “ROFR”) on the space known as of the Effective Date as Suites B-220 and B-230 located on the second (2nd) floor of the Building having an address of 8667 East Hartford Drive, Scottsdale, Arizona, 85260 (the “ROFR Available Space”) on any occasion on which any third-party makes a bona fide offer to Landlord to lease the ROFR Available Space (or any portion thereof) that Landlord is willing to accept (an “Offer”). Upon Landlord’s receipt of an Offer, Landlord shall promptly deliver written notice thereof to Tenant (a “ROFR Notice”). The ROFR Notice shall contain in reasonable detail all of the material terms of such Offer (including, but not limited to, square footage, rental rate, base year, tenant improvement and other allowances, rent concessions and abatements and other financial inducements, included parking spaces and lease term). Upon Tenant’s receipt of a ROFR Notice, Tenant shall, within thirty ten (10) Business Days (as hereinafter defined) following such receipt, deliver to Landlord a written notice (a “ROFR Reply Notice”) stating whether or not it elects to exercise the ROFR with respect to the space identified in the ROFR Notice and that consists of or includes all or a portion of the ROFR Available Space (the “ROFR Space”), on the same terms and conditions stated in the Offer; provided, however, (X) if Tenant exercises its ROFR within the first twenty-four (24) months of the Lease Term, any tenant improvement allowance, rent abatement or other financial incentives contained in such ROFR Notice shall be appropriately pro-rated for the remaining Lease Term, and, (Y) if Tenant exercises its ROFR after the first twenty-four (24) months of the Lease Term, the term of the lease of the ROFR Space shall be the longer of the remaining Lease Term and the term set forth in the Offer and (A) if the term of the lease of the ROFR Space is the remaining Lease Term, any tenant improvement allowance, rent abatement or other financial incentives contained in such ROFR Notice shall be appropriately pro-rated and (B) if the term of the lease of the ROFR Space is the term set forth in the Offer, the Lease Term for the Premises shall be extended to be coterminous with the term of the lease for the ROFR Space, in which event Base Monthly Rent for the Premises shall be increased by $0.75 per rentable square foot of the Premises on each annual anniversary of the Commencement Date. Tenant’s ROFR Reply Notice shall be binding on and irrevocable by Tenant. Within thirty (30) days following Tenant’s timely issuance of a ROFR Reply Notice, the parties shall use good faith efforts to execute an appropriate amendment to this Lease regarding the terms of this Lease of the ROFR Space. If Tenant does not timely deliver its ROFR Reply Notice or if the parties, despite good faith efforts, are unable to timely reach agreement on an appropriate amendment after Tenant’s timely issuance of a ROFR Reply Notice, Landlord shall be free to lease such ROFR Space to the third-party; provided, however, that if (i) Landlord does not execute the lease described in the ROFR Notice within nine (9) months after Tenant declines to exercise the ROFR, or (ii) Landlord does not execute the lease described in the ROFR Notice and is willing to accept material economic terms of the lease described in the ROFR Notice that are more favorable to the third-party by five percent (5%) or more than those contained in the ROFR Notice, then Tenant shall again have the ROFR set forth in this Section 2.3. If (1) Landlord delivers to Tenant a ROFR Notice that pertains to less than all of the ROFR Available Space and (2) Landlord enters into a lease with Tenant or the prospective lessee on the terms described in the ROFR Notice, Tenant’s ROFR shall continue in effect with respect to the remaining ROFR Available Space. If the ROFR Space identified in any ROFR Notice includes space that is not part of the ROFR Available Space, Tenant’s acceptance of Landlord’s offer in the ROFR Notice shall not require Tenant to enter into a lease for any of the ROFR Space identified in the ROFR Notice that is not part of the ROFR Available Space. The ROFR is personal to the Named Tenant and may not be assigned, transferred or conveyed to any party, except in connection with a permitted transfer of this Lease pursuant to Article 23.
2.4    Provided that (i) no Event of Default exists beyond any applicable notice and cure periods as of the date of exercise, and (ii) Tenant is leasing the entire Premises as of the date Landlord is otherwise obligated to deliver the Lease Offer (as hereinafter defined), on the first, and only the first, occasion on which Landlord elects to offer for lease, or elects to construct a so called “spec suite” within, Suite-A-200 located on the second (2nd) floor of the Building having an address of 8701 East Hartford Drive, Scottsdale, Arizona, 85260 (the “ROFO Space”) to any third party, Landlord shall first offer in writing to lease the ROFO Space (or “spec suite” portion thereof) to Tenant (the “Lease Offer”) upon the same terms and conditions as Landlord intends to offer the ROFO Space (or “spec suite” portion thereof) for lease; provided, however, the term of the lease of the ROFO Space shall be the longer of the remaining Lease Term and the term set forth in the Lease Offer and (A) if the term of the lease of the ROFO Space is the remaining Lease Term, any tenant improvement allowance, rent abatement or other financial incentives contained in such Lease Offer shall be appropriately pro-rated and (B) if the term of the lease of the ROFR Space is the term set forth in the Lease Offer, the Lease Term for the Premises shall be extended to be coterminous with the term of the lease for the ROFO Space, in which event Base Monthly Rent for the Premises shall be increased by $0.75 per rentable square foot of the Premises on each annual anniversary of the Commencement Date. Tenant shall have the right, for a period of ten (10) Business Days following receipt of the Lease Offer from Landlord, to elect to lease the ROFO Space pursuant to the Lease Offer. If Tenant fails to accept all of the terms set forth in the Lease Offer within such ten (10) Business Day period, the Lease Offer shall be null and void and of no further force or effect, thereafter Landlord shall be free to lease the ROFO Space to any other person or entity upon any terms and conditions desired by Landlord. The right granted to Tenant hereunder is personal to the Named Tenant and may not be assigned, transferred or conveyed to any party, except in connection with a permitted transfer of this Lease pursuant to Article 23.
ARTICLE 3
LEASE TERM
3.1    Except as otherwise provided in this Lease, the Lease Term shall be for the period set forth in Article 1.
3.2     Landlord leases to Tenant, and Tenant leases from Landlord, the Premises for the Lease Term. The Lease Term shall commence on the “Commencement Date,” which is defined as the earliest of (a) the date on which Landlord has Substantially Completed (as defined in the Work Letter) the Tenant Improvements (as defined in the Work Letter) and delivers possession of the Premises to Tenant; (b) the date on which Landlord could reasonably have been expected to Substantially Complete the Tenant Improvements and deliver possession of the Premises to Tenant but for any act or omission of Tenant or any of Tenant Parties (as hereinafter defined) (“Tenant Delays”), including without limitation (i) any delays by Tenant to furnish information, approve any item, or perform any obligation in accordance with the terms of the Work Letter, including without limitation Tenant’s failure to timely pay any amount due under the Work Letter, (ii) Tenant’s request for equipment, materials, finishes or installations other than those readily available, (iii) Tenant’s request for changes to the plans and specifications after initial approval by either Tenant or Landlord, (iv) performance of work in the Premises by or at the direction of Tenant during the performance of the Tenant Improvements, or (v) if the performance of any portion of the Tenant Improvements depends on the prior or simultaneous performance of work by or at the direction of Tenant, a delay by Tenant or Tenant Parties in the completion of such work; or (c) the date on which Tenant commences to conduct business from the Premises. Notwithstanding the foregoing, Landlord shall not be permitted to assert any Tenant Delays without first notifying Tenant of any circumstance Landlord asserts constitutes Tenant Delays and providing Tenant a period of two (2) Business Days to cure such circumstance. By executing this Lease, the parties agree to the terms set forth in the Work Letter. By taking possession of the Premises, Tenant acknowledges that, except as otherwise agreed to by Landlord in this Lease or in the Work Letter, the Premises are in good order and satisfactory condition, there are no representations or warranties by Landlord regarding the condition of the Premises or the Building, and Tenant has examined and accepts the Premises in its present “as-is”, “where-as” condition and configuration. Landlord hereby covenants and warrants that the mechanical, electrical, plumbing, HVAC, fire prevention, and warning and security systems (“Building Systems”) serving the Premises shall remain in good working order for a period of twelve (12) months following the Commencement Date, excepting any damage caused by Tenant or its employees, agents or contractors. Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an Expense), promptly repair or replace any failed or inoperable portion of such Building Systems, as applicable, during such twelve (12) month period.
So long as neither Tenant nor any of the Tenant Parties interfere with the Substantial Completion of the Tenant Improvements, Landlord shall use reasonable efforts to give Tenant and its designated contractors access to the Premises approximately sixty (60) days prior to the projected Commencement Date (the “Early Access Period”) for purposes of installing Tenant’s furniture, fixtures, and equipment in the Premises (“Tenant’s Work”). Tenant’s Work shall be performed by Tenant at Tenant’s sole cost and expense. Tenant’s access to the Premises during the Early Access Period shall be subject to all terms and conditions of the Lease, except that Tenant shall not be obligated to pay Base Monthly Rent during the Early Access Period until the Commencement Date. Tenant agrees to provide Landlord with prior notice of any such intended early access and to cooperate with Landlord during the Early Access Period so as not to interfere with Landlord in the Substantial Completion of the Tenant Improvements. Should Landlord determine that such early access interferes with the Substantial Completion of the Tenant Improvements, Landlord may deny Tenant access to the Premises until the Tenant Improvements are Substantially Completed. In the event that Tenant conducts business from the Premises during the Early Access Period, the Commencement Date shall be deemed to have occurred as provided above.
3.3     If Landlord is unable to deliver possession of the Premises to Tenant with the Tenant Improvements Substantially Completed on or before the Estimated Commencement Date for any reason whatsoever including, without limitation, Tenant Delays or Force Majeure Delays (as hereinafter defined), Landlord shall not be liable to Tenant for any damages or losses resulting therefrom and this Lease shall continue in full force and effect, except that, unless such delays are due to Tenant Delays, the Lease Term and Tenant’s obligation to pay Base Monthly Rent and Additional Rent shall commence on the Commencement Date (regardless of whether Tenant actually takes possession as of that date). If such delays are due to Tenant Delays, the Commencement Date shall be the date on which Landlord could reasonably have been expected to Substantially Complete the Tenant Improvements and deliver possession of the Premises to Tenant but for any Tenant Delays. Notwithstanding anything to the contrary set forth herein, if Landlord fails to deliver the Premises to Tenant in the condition required under this Lease by March 1, 2026 (the “Required Delivery Date”) for reasons within Landlord’s control (Tenant hereby agreeing that Tenant Delays, and Force Majeure Delays not to exceed sixty (60) days, are not, without limitation, reasons within Landlord’s control), then commencing as of the expiration of the Abatement Period, the Base Monthly Rent first otherwise due and owing under this Lease shall be abated one (1) day for each one (1) day between the Required Delivery Date and the date on which delivers the Premises to Tenant in the condition required under this Lease. Further notwithstanding anything to the contrary set forth herein, if Landlord fails to deliver the Premises to Tenant in the condition required under this Lease by July 1, 2026 (the “Outside Date”) for reasons within Landlord’s control (Tenant hereby agreeing that Tenant Delays, or Force Majeure Delays not to exceed sixty (60) days, are not, without limitation, reasons within Landlord’s control), Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord within thirty (30) days after the Outside Date; provided, however, that Tenant’s termination notice shall be deemed revoked and of no further force and effect if Landlord delivers the Premises to Tenant in the condition required under this Lease within thirty (30) days following Landlord’s receipt of such termination notice. In the event Tenant terminates this Lease in accordance with this Section 3.3, Landlord shall promptly return all prepaid Rent to Tenant and any amounts paid by Tenant pursuant to its early entry to the Premises and this Lease shall terminate and neither Tenant nor Landlord shall have any further rights or obligations under this Lease, except for those that expressly survive termination.
3.4    On or about the Commencement Date, Landlord may prepare and deliver to Tenant a commencement date notice in the form of Exhibit “C” attached hereto (the “Commencement Date Notice”), which Tenant agrees to execute and return to Landlord within thirty (30) days of receipt thereof. Tenant’s failure to sign the Commencement Date Notice and return it to Landlord as provided above shall be deemed to be Tenant’s acceptance of all the terms in the Commencement Date Notice and shall not affect the validity of the Commencement Date or this Lease.
3.5    Provided no Event of Default exists under this Lease as of the date of exercise of the applicable Renewal Option or as of the applicable Renewal Term Commencement Date (both as hereinafter defined), Tenant shall have two (2) options to renew this Lease (each, the “Renewal Option”) for the entire Premises for a period of five (5) years (each, the “Renewal Term”), commencing on the first day following the expiration of the initial Lease Term or the first Renewal Term, as applicable (each, the “Renewal Term Commencement Date”). The Renewal Option is exercisable only by Tenant giving written notice thereof (“Renewal Notice”) to Landlord of its exercise of the Renewal Option at least nine (9) months, and no more than fifteen (15) months, prior to the expiration of the initial Lease Term or the first Renewal Term, as applicable. The Base Monthly Rent payable hereunder for the Premises during the applicable Renewal Term shall be adjusted to the Fair Market Rental Rate (as hereinafter defined) as of the applicable Renewal Term Commencement Date. Landlord shall give Tenant written notice of Landlord’s determination of the Fair Market Rental Rate for the applicable Renewal Term (“Landlord’s Statement”) within thirty (30) days after Landlord’s receipt of the Renewal Notice. Within fifteen (15) days after Tenant’s receipt of Landlord’s Statement (“Tenant’s Review Period”), Tenant shall give Landlord written notice of its election to either (a) accept the Fair Market Rental Rate set forth in Landlord’s Statement or (b) reject Landlord’s Statement and request that the Fair Market Rental Rate be determined by arbitration as provided below; provided, however, that prior to submitting the matter to arbitration as herein provided, the parties shall first attempt in good faith to resolve their differences in the determination of the Fair Market Rental Rate for a period ten (10) Business Days following Landlord’s receipt of Tenant’s notice of its rejection of Landlord’s Statement. If Tenant fails to give Landlord notice of its acceptance or rejection of Landlord’s Statement by the expiration of Tenant’s Review Period, then such failure shall be deemed to be Tenant’s rejection of the Fair Market Rental Rate set forth in Landlord’s Statement. If Tenant gives (or is deemed to have given) Landlord notice that it elects arbitration, and the parties have failed to resolve their differences within the required ten (10) Business Days thereafter, then, in order to determine the Fair Market Rental Rate for the Renewal Term, Landlord and Tenant, within fifteen (15) days after Landlord’s receipt of Tenant’s written notice of election to arbitrate, shall each simultaneously submit to the other in writing its good faith estimate of the Fair Market Rental Rate (“Good Faith Estimates”). If the higher of the Good Faith Estimates is not more than one hundred and five percent (105%) of the lower of the Good Faith Estimates, the Fair Market Rental Rate in question shall be deemed to be the average of the submitted rates. If otherwise, then the rate shall be set by arbitration to be held in Phoenix, Arizona, in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association, except that the arbitration shall be conducted by a single arbitrator selected as follows. Within five (5) Business Days after the simultaneous submittal by Landlord and Tenant of their respective Good Faith Estimates, each shall designate a recognized and independent real estate expert or broker who shall have at least ten years’ recent experience in the valuation of rental properties similar to and in the vicinity of the Building and Project, which expert or broker shall not be an affiliate of Tenant or Landlord. The two individuals so designated shall, within ten (10) Business Days after the last of them is designated, appoint a third independent expert or broker possessing the aforesaid qualifications to be the single arbitrator. The third arbitrator so selected shall, alone, pick one of the two Good Faith Estimates, being the Good Faith Estimate which is closer to the Fair Market Rental Rate as determined by the arbitrator, and such arbitrator shall be limited to the determination of the Fair Market Rental Rate and shall have no right to modify the terms or conditions of this Lease or to select any rate other than one of the two Good Faith Estimates submitted. The parties agree to be bound by the decision of the arbitrator, which shall be final and non-appealable, and shall share equally the costs of arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The phrase “Fair Market Rental Rate” shall mean the fair market value annual rental rate that a comparable tenant would pay and a comparable landlord would accept in an arm’s length transaction, for delivery on or about the applicable delivery or effective date, for comparable renewal, non-expansion space, for a comparable use in the Project and in comparable buildings in the submarket in which the Project is located (“Comparable Transactions”), provided that any Comparable Transactions in the Project during the preceding six (6) month period will be given the most weight in determining the Fair Market Rental Rate when comparing the rental rate accepted by owners of the comparable buildings. In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), abatement provisions reflecting free rent and/or no rent subsequent to the commencement date as to the space in question, brokerage commissions, length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, and other generally applicable conditions of tenancy for such Comparable Transactions. Determination of the Fair Market Rental Rate for each Renewal Term shall include a reset of the Base Year to the first full calendar year following commencement of the subject Renewal Term. The Renewal Option is personal to the Named Tenant and may not be assigned, transferred or conveyed to any party, except in connection with a permitted transfer of this Lease pursuant to Article 23. During each Renewal Term, Tenant shall pay Additional Rent in accordance with the provisions of Article 5.
3.6    Provided (i) no Event of Default exists under this Lease as of the date Tenant delivers the Termination Notice (as hereinafter defined) to Landlord, and (ii) no Event of Default exists under this Lease as of the Termination Date (as hereinafter defined), Tenant shall have a one-time right and option to terminate this Lease (the “Termination Option”) effective as of the last day of the ninety-sixth (96th) month of the Lease Term (the “Termination Date”). In order for Tenant to effectively exercise its Termination Option, (a) Tenant must deliver to Landlord written notice (the “Termination Notice”) of Tenant’s intent to exercise its Termination Option by no later than the date that is six(6)months prior to the Termination Date,(b)pending the Termination Date, Tenant shall perform all of Tenant’s obligations under this Lease, and (c)Tenant shall pay to Landlord a termination payment (the “Termination Payment”, the calculation thereof by Landlord shall be binding on Tenant absent manifest error equal to the sum of (1)the unamortized balance of the commissions paid to Landlord’s Broker and Tenant’s Broker in connection with this Lease, plus (2) the unamortized balance of the hard and soft costs incurred by Landlord in connection with the Tenant Improvements, (collectively, subparts (a),(b), and (c) above are referred to herein as the “Termination Requirements”). As used herein, “unamortized balance” shall mean the principal balance that would remain as of the Termination Date if the sum of the items in subparts(1),and(2)above were being paid in one hundred and thirty-two (132) equal monthly payments. Tenant shall pay fifty percent (50%) of the Termination Payment to Landlord within ten (10) days after the date on which Landlord delivers its calculation of the Termination Payment to Tenant and shall pay the remaining fifty percent (50%) of the Termination Payment to Landlord no later than the date that is fourteen (14) days prior to the Termination Date. On the Termination Date, assuming Tenant has complied with the Termination Requirements, the rights and obligations of the parties shall be the same as if this Lease had naturally expired on the Termination Date. If Tenant has not complied with all of the Termination Requirements, this Lease shall remain in full force and effect unless Landlord, in its sole and absolute discretion, expressly waives in writing Tenant’s failure to comply with any one or more of the Termination Requirements. The Termination Option is personal to the Named Tenant and may not be assigned, transferred or conveyed to any party, except in connection with a permitted transfer of this Lease pursuant to Article 23.

ARTICLE 4
RENT
4.1    Subject to the abatement of Base Monthly Rent as provided in Article 1, on the first day of every calendar month of the Lease Term commencing on the Commencement Date, Tenant will pay Rent, without deduction, offset, prior notice or demand, at the place designated by Landlord. Notwithstanding the foregoing, an amount equal to one (1) rent paying full month of Base Monthly Rent (applicable to the thirteenth (13th) month of the Lease Term), plus rental tax thereon, is due and payable upon execution of this Lease. Rent for the month in which the Commencement Date occurs, the Lease Term expires, or the Rent adjusts, if other than the first or last day of the month, shall be prorated on a per diem basis. Rent shall include any municipal, county, state, or federal excise tax, sales tax, use tax, transaction privilege tax, gross proceeds tax, rent tax, or like tax now or hereafter levied or imposed against, or on account of any amounts payable under this Lease by Tenant or the receipt thereof by Landlord (but excluding income, capital levy, franchise, capital stock, gift, estate or inheritance taxes).
4.2    All payments of Rent shall be in lawful money of the United States of America by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord.
4.3    The obligation of Tenant to pay Rent shall be independent of every other obligation contained in this Lease, and Tenant shall not be entitled to an offset against Rent for any amounts due or to become due from Landlord.
4.4    Notwithstanding any practice of Landlord from time to time of issuing to Tenant courtesy statements of setting forth Rent due, Tenant’s obligation to pay Rent by its due date shall not be conditioned on Tenant’s receipt of any such statement.
4.5    Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due.
4.6    No payment by Tenant or receipt by Landlord of a lesser amount than the Rent then due shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.
ARTICLE 5
ADDITIONAL RENT
5.1    All charges payable by Tenant under this Lease other than Base Monthly Rent are called and shall be deemed “Additional Rent.” Unless this Lease provides otherwise, Additional Rent then due is to be paid together with the next installment of Base Monthly Rent. The term “Rent” as used in this Lease shall mean Base Monthly Rent and Additional Rent.
5.2    Tenant shall pay, as Additional Rent, Tenant’s Pro Rata Share of the amount, if any, by which Expenses (as hereinafter defined) for each calendar year during the Lease Term exceed Expenses during the Base Year (the “Expense Excess”). If Expenses in any calendar year decrease below Expenses during the Base Year, Tenant’s Pro Rata Share of Expenses for that calendar year shall be zero dollars ($0). Notwithstanding anything to the contrary contained herein, Tenant shall not be obligated to pay for Controllable Expenses (as hereinafter defined) in any full calendar year of the Lease Term after the Base Year to the extent that the amount of Tenant’s Pro Rata Share for such year exceeds the Controllable Expense Cap (as hereinafter defined). The “Controllable Expense Cap” shall equal, for the year after the Base Year, one hundred five percent (105%) of the Controllable Expenses for the Base Year, and the “Controllable Expense Cap” for each succeeding year shall equal one hundred five percent (105%) of the Controllable Expense Cap for the prior calendar year. The Controllable Expenses Cap shall be calculated on a compounding, non-cumulative basis. “Controllable Expenses” means all Expenses other than Taxes (as hereinafter defined), insurance expenses, utility expenses, or any costs arising out of any laws enacted or first enforced by any governmental agency having jurisdiction over the Project after the Commencement Date .
5.3    Landlord shall provide Tenant with a good faith estimate of the Expense Excess for each calendar year during the Lease Term after the Base Year. On or before the first day of each calendar month during the Lease Term after the Base Year, Tenant shall pay to Landlord a monthly installment equal to one-twelfth (1/12) of Tenant’s Pro Rata Share of Landlord’s estimate of the Expense Excess. If Landlord determines at any time that its good faith estimate of the Expense Excess was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess before the beginning of any calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate(s). Any overpayment shall be credited against the next due future installment(s) of Additional Rent. Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. The terms of the preceding sentence shall survive the expiration of the Lease Term or earlier termination of the Lease.
5.4    By no later than April 30 of each calendar year (commencing with the second calendar year after the Base Year), Landlord shall use commercially reasonable efforts to furnish Tenant with a statement of the actual Expenses and Expense Excess for the prior calendar year. If the estimated Expense Excess for the prior calendar year is more than the actual Expense Excess for the prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Lease Term expires or is otherwise terminated before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting any outstanding amount of Rent due. If the estimated Expense Excess for the prior calendar year is less than the actual Expense Excess for such prior calendar year, Tenant shall pay Landlord, within thirty (30) days after Tenant’s receipt of the statement of actual Expenses, any underpayment for the prior calendar year. Any delay or failure of Landlord in (i) delivering any estimate or statement described in this Article 5 or (ii) computing or billing Tenant’s Pro Rata Share of Expense Excess shall not constitute a waiver of Landlord’s right to require an increase in Additional Rent, or in any way impair the continuing obligations of Tenant under this Article 5. Notwithstanding anything set forth herein to the contrary, if Landlord fails to provide an annual reconciliation statement of Expenses and Expense Excess within twelve (12) months after the end of a calendar year, Tenant is released from any and all obligations to reimburse Landlord for any deficiencies in reimbursement of Expense Excess for such calendar year, but Tenant reserves the right to offset Rent to compensate Tenant for any overpayment in Expense Excess for such calendar year. In the event of any dispute as to any Expense Excess due under this Article 5, an officer of Tenant or Tenant’s lease administrator or certified public accountant whose fee is not contingent on the outcome of the audit in any way shall have the right after reasonable notice and at reasonable times, but not more than once each calendar year, to inspect Landlord’s accounting records at Landlord’s accounting office, and the first such inspection may include an inspection of the Base Year Expenses. If after such inspection, Tenant still disputes such Expense Excess, upon Tenant’s written request therefor, a certification as to the proper amount of Expense Excess payable by Tenant shall be made by an independent certified public accountant mutually agreed to by Landlord and Tenant. If Landlord and Tenant cannot mutually agree to an independent certified public accountant, then the parties shall submit such dispute to the American Arbitration Association to choose an independent certified public accountant to conduct the certification as to the proper amount of Tenant’s Pro Rata Share of Expense Excess due by Tenant for the period in question. Such certification shall be final and conclusive as to all parties. If the certification reflects that Tenant has overpaid Tenant’s Pro Rata Share of Expense Excess for the period in question, then Landlord shall credit such excess to Tenant’s next payment of Expense Excess or, at the request of Tenant, promptly refund such excess to Tenant, and conversely, if Tenant has underpaid Tenant’s Pro Rata Share of Expense Excess, Tenant shall promptly pay such additional Expense Excess to Landlord. Tenant agrees to pay the cost of such certification and the investigation with respect thereto unless it is determined that Landlord’s original statement was in error in Landlord’s favor by more than three percent (3%), in which event Landlord shall pay the cost of the certification and investigation. Tenant waives the right to dispute any matter relating to the calculation of Expense Excess under this Article 5 if any claim or dispute is not asserted in writing to Landlord within one hundred and eighty (180) days after delivery to Tenant of the original billing statement for the actual Expenses with respect thereto. The terms of this Section shall survive expiration of the Lease Term or earlier termination of this Lease.
5.5    “Expenses” are all costs, fees and expenses paid, incurred or imposed by Landlord (whether directly or through Managing Agent or other independent contractors) during each calendar year of the Lease Term in connection with the ownership, operation, maintenance, management, repair, replacement and insurance of the Project (including in all cases the personal property used in connection therewith), including, but not limited to, the following:
5.5.1    All Landlord Services (as hereinafter defined) and other services performed by or on behalf of Landlord in or to the Project.
5.5.2    All utilities for the Project, including but not limited to Electrical Costs (as hereinafter defined) and charges for water, gas, steam, sewer, heating, air-conditioning, ventilation, lighting, and waste disposal, related to the maintenance and/or operation of the Project. “Electrical Costs” means: (a) charges paid by Landlord for electricity; and (b) costs incurred in connection with any energy management program for the Project.
5.5.3    Labor costs, including, wages, salaries, social security and employment taxes, similar government charges, fringe benefits, medical and other types of insurance, uniforms, training, and retirement and pension plans for all persons below the level of property manager who perform duties in connection with the operation, maintenance and repair of the Project.
5.5.4    Management fees not to exceed four percent (4%) of the gross revenue from the Project, the rental value of any office space in the Project used as an office for the property manager of the Project or any portion thereof, the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, clerical and supervisory staff, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.
5.5.5    Taxes (as hereinafter defined).
5.5.6    All legal and accounting costs and fees for licenses and permits related to the ownership and operation of the Project.
5.5.7    Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, casualty, earthquake, general liability, rental loss, rent abatement, elevator, boiler and other insurance customarily carried from time to time by owners of comparable office buildings.
5.5.8    The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) that are made to the Project and that: (a) are performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Project; (b) are required by any governmental authority (including changes in the Project required by the ADA (as hereinafter defined)); (c) are required to comply with any laws that are enacted, or first interpreted to apply to the Project, after the Effective Date; or (d) replace or repair existing Project equipment or components (including the roofs). The cost of such capital improvements shall be amortized by Landlord over the useful life of such improvements or, with respect to improvements described in clause (a) above, the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement, whichever is less. The amortized cost of such capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement.

5.5.9    A reasonable reserve for repairs and replacement provided such reserve is used entirely within the subject calendar year.
5.5.10    All cost and expenses associated with the Project Amenities (as hereinafter defined), but with respect to any particular Project Amenity, only for so long as Landlord does not charge users directly for the use of such Project Amenity.
5.5.11    All fees, costs, expenses or other amounts payable by Landlord to any association established for the benefit of the Project, whether separately or combined with other properties, including without limitation common area maintenance charges paid by Landlord for the Project pursuant to any declaration of covenants, conditions and restrictions. In addition, if Landlord incurs other Expenses for the Project together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Project and the other buildings or properties as determined by Landlord in its sole discretion.
5.5.12    Any parking charges, utility surcharges, occupancy taxes or any other costs resulting from statutes or regulations, or interpretations thereof enacted by any governmental authority in connection with the use or occupancy of the Project or any part thereof.
5.5.12    Any fees, costs, expenses or other amounts payable by Landlord in connection with any cost sharing agreements arising out of the sale, ground lease or other conveyance of any portion of the Project that benefit the Premises or the Project.
5.5.13    The Building’s Pro Rata Share of all costs and expenses of operation and maintenance of the Project.
5.5.14    Any other expenses or charges, whether or not described in this Section, which would be considered an expense of managing, maintaining, operating, repairing, replacing or insuring the Project in accordance with generally accepted accounting principles or common management practices.
As used herein, “Expenses” shall not include the cost of capital improvements (except as set forth above); depreciation; interest (except as provided above for the amortization of capital improvements); principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Project, including brokerage commissions; lease concessions, including rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Project; fines, interest and penalties incurred by Landlord due to the late payment of Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; any costs paid or subject to payment directly by Tenant or any other tenant of the Project; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases. Furthermore, “Expenses” shall not include the following:(1) the cost of the acquisition of the Project or the construction of the Project, whether initially or in connection with any replacement or expansion; (2) costs incurred in connection with the operation, leasing, repair, maintenance and management of any storage space (3) costs or expenses for correcting defects in the design or construction of the Project; (4) reserves for future expenditures that would be incurred subsequent to the current accounting year; (5) costs or expenses incurred that are subject to reimbursement by tenants (including Tenant) or third parties (including insurers), including Landlord’s cost of electricity and other services sold separately to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge over and above the base rent and Expenses or other rental adjustments payable under the lease with such tenant as well as domestic water sub-metered and separately billed to tenants; (6) expenses in connection with services or other benefits of a type which Tenant is not entitled to receive under the Lease but which are provided to another tenant or occupant or which are provided to one or more, but not all, tenants of the Project; (7) costs or expenses incurred as a result of disputes or negotiations with other tenants or occupants of the Project, including attorneys’ fees, any costs or expenses incurred in negotiating, amending, administering or terminating leases, any brokerage commissions, or construction or planning expenses; (8) costs or expenses incurred due to violations by Landlord or any tenant of the Project of any laws, rules, regulations, or ordinances applicable to the Project, including any costs to comply therewith and costs incurred to comply with any environmental laws, regulations, statutes or rules or of any term or condition of any other lease; (9) overhead and profit paid to subsidiaries or affiliates of Landlord for services on or to the Building and/or Premises, to the extent only that the costs of such services exceed competitive costs for such services were they not so rendered by a subsidiary or affiliate; provided, however, that the property management fee charged by Landlord or an affiliate of Landlord shall not be in excess of the rates then customarily charged for building management for buildings of like class and character; (10) any compensation paid to clerks, attendants, or other persons engaged in any commercial concession operated by Landlord; (11) costs or expenses representing an amount paid to an entity related to Landlord which is in excess of the amount that would have been paid in the absence of such relationship in the competitive marketplace; (12) cost of repairs or other work occasioned by the exercise of a right of eminent domain; (13) any interest or payments on any mortgages or deeds of trust or rental on any ground or underlying lease, and penalties and charges incurred as a result of Landlord’s late payment under such mortgages, deeds of trust or ground leases;(14) except as expressly permitted in Sections 5.5.3 and/or 5.5.4 above, management, supervisory, overhead or administrative salaries, wages, fees or charges of any kind; (15) costs or expenses of repairing or restoring any portion of the Project damaged or destroyed by fire or other casualty, whether insured or uninsured; (16) costs incurred by Landlord to comply with requirements of the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.) as first applied or interpreted prior to the Commencement Date; (17) costs incurred to test, survey, cleanup, contain abate, remove, or otherwise remedy Hazardous Materials (as defined below) at the Project; (18) costs or expenses of leasing any item if the purchase price of such item is not properly chargeable as Expenses; (19) any taxes, assessments, charges or impositions other than Taxes (including any inheritance, estate, succession, transfer, gift tax, capital levy, margin, revenue, corporation or net profit tax calculated upon Landlord’s net income (other than Arizona Transaction Privilege Tax), except to the extent such items substitute for Taxes imposed upon the Project); (20) costs or allocations that cannot be documented by Landlord, property manager, or their representatives; and (21) any costs expressly excluded from Expenses elsewhere in this Lease.
5.6    If there is a change in the rentable area of the Project, the Building or the Premises associated with a physical change to the Project, Building or Premises during the Lease Term, Tenant’s Pro Rata Share and any other provision of this Lease dependent upon the rentable square footage of the Project, the Building and/or the Premises shall be adjusted accordingly. The rentable square footage figures set forth in this Lease for the Premises, the Building and the Project are not otherwise subject to future change during the initial Lease Term. During the initial Lease Term, no amount payable hereunder shall be adjusted due to any deviation in the actual rentable square footage figure for the Premises from that set forth herein other than as associated with a physical change to the rentable area of the Project, Building and/or Premises. Notwithstanding the foregoing, Tenant hereby acknowledges and agrees that the rentable square footage of the Project, the Building and/or the Premises may be adjusted by Landlord on a Renewal Term Commencement Date in the event that the rentable square footage of the Project, the Building and/or the Premises are remeasured based on the BOMA Standard in effect as of such Renewal Term Commencement Date.
5.7    Any Expenses attributable to a period that falls only partially within the Lease Term shall be prorated.
5.8    If the Project is not at least ninety-five percent (95%) occupied during any calendar year or if Landlord is not supplying services to at least ninety-five percent (95%) of the total rentable area of the Project at any time during a calendar year, Expenses that vary with occupancy shall be determined as if the Project had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the rentable area of the Project during that calendar year. The extrapolation of Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Expenses that are impacted by changes in the occupancy of the Project. Notwithstanding the foregoing, in no event shall Landlord retain more than the actual Expenses for the Project after the amount is determined and settled with tenants of the Project.
5.9    Any sum payable by Tenant which would not otherwise be due until after the date of the termination of this Lease shall, if the exact amount is uncertain at the time that this Lease terminates, be paid by Tenant to Landlord upon such termination in an amount to be determined by Landlord, with an adjustment to be made once the exact amount is known.

ARTICLE 6
TAXES
6.1    “Taxes” shall mean: (a) all real estate taxes and other assessments on the Project, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments, and the Project’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Project; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Project; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b) above, including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment is payable in installments, Taxes for a calendar year shall only include the amount of the installment and any interest due and payable during such calendar year. For all other real estate taxes, Taxes for a calendar year shall include the amount accrued, assessed or otherwise imposed for that calendar year. If a change in Taxes is obtained for any calendar year of the Lease Term during which Tenant paid Tenant’s Pro Rata Share, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any; or, if the foregoing adjustment results in an increase in the Taxes for such calendar year, then Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase as Additional Rent within thirty (30) days after Tenant’s receipt of a statement from Landlord.
6.2    In addition to the foregoing, Tenant will be liable for and pay before delinquency (a) all taxes and assessments charged against trade fixtures, furniture, furnishings, equipment or any other personal property belonging to Tenant and (b) any increase in the assessed value of the Project based on the value of any such personal property (collectively, “Tenant’s Direct Tax Obligations”). Tenant will make all necessary arrangements to have Tenant’s Direct Tax Obligations billed separately to the extent possible. If any of Tenant’s Direct Tax Obligations are taxed with the Project, Tenant will pay Landlord the full amount of such taxes immediately upon demand by Landlord, notwithstanding any right to appeal Tenant may have. The provisions of the preceding sentence shall survive expiration of the Lease Term or earlier termination of this Lease.
ARTICLE 7
COMMON AREAS
7.1    “Common Areas” are defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project that are provided and designated by Landlord from time to time for the non-exclusive use of Landlord, Tenant and other tenants of the Project and their respective employees, agents, customers and invitees. Common Areas include, but are not limited to, all of the following, to the extent applicable and to the extent that the same are not designated by Landlord for the exclusive use of one or more tenants of the Project: all parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, common corridors, lobby areas, vending areas, cafeteria areas, gymnasium or workout facility areas, landscaped areas, public elevators, public stairways and public restrooms used in common by tenants.
7.3    Subject to the Rules and Regulations (as hereinafter defined) and all of the terms and conditions of this Lease, Tenant and Tenant’s owners, officers, directors, members, managers, partners, trustees, employees, representatives, shareholders, affiliates, advisors, agents, contractors, vendors, consultants, licensees, invitees, heirs, executors, administrators, customers, clients, assignees, sublessees, successors and assigns (collectively, “Tenant Parties”) have the non-exclusive right (in common with any other person granted use by Landlord) to use the Common Areas during the Lease Term.
7.4    Landlord shall have the right, from time to time and in its sole discretion, to: (a) make changes to the Project and/or Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, ingress, egress, direction of driveways, entrances, corridors, parking areas and walkways; (b) close temporarily any of the Project and/or Common Areas, so long as reasonable access to the Premises remains available; (c) add or remove buildings in and improvements to Project and/or the Common Areas, including without limitation construction of an above-grade parking facility; (d) use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project or any portion thereof; and (e) do and perform any other acts or make any other changes in, to, or with respect to, the Project and/or Common Areas as Landlord may, in the exercise of sound business judgment, deem to be appropriate.
7.5    Subject to Takings (as hereinafter defined), Events of Force Majeure (as hereinafter defined), fire or other casualty, and/or temporary closures, Landlord shall maintain in the Project, during hours reasonably determined by Landlord, a shared grab-and-go food service amenity (“Food Service Amenity”), fitness center with lockers and showers, tenant lounge with table games and audio visual capabilities, general event space, and outdoor seating/amenity area (collectively, the “Project Amenities”), which Project Amenities are available for use by all of the tenants of the Project, on a first come, first service basis. Subject to Events of Force Majeure, Landlord shall cause the Food Service Amenity to be fully operational within three (3) months after the Commencement Date. So long as there is no Event of Default, Tenant shall have a non-exclusive right to use the Project Amenities during the Lease Term. Landlord shall maintain and operate the Project Amenities consistent with the level of repair and maintenance of similar amenities in other first class multi-tenant buildings in the Scottsdale Area. The Project Amenities shall not be materially reduced in size, quality or availability (subject to Landlord’s operational control, which shall be exercised in a non-discriminatory manner), and shall not be closed for Project tenant use except as required by applicable law or due to casualty or condemnation, repairs or renovations, or other Events of Force Majeure, in which event use shall be restored as soon as reasonably practicable.

ARTICLES 8
SERVICES TO BE FURNISHED BY LANDLORD
8.1    Landlord agrees to furnish Tenant with the following services (“Landlord Services”), the costs and expenses attributable to which shall be included in the Expenses:
8.1.1    Water service for use in the lavatories on each floor on which the Premises are located.
8.1.2    Heating, ventilating and air conditioning (“HVAC”) services in season during Building Hours as set forth in Article 1, with temperature of not less than 73 degrees F, nor more than 77 degrees F during the cooling season (at ASHRAE cooling standards of 1%), and of not less than 68 degrees F nor more than 72 degrees F during the heating season (at ASHRAE heating standards of 99%). Tenant shall have the right to receive HVAC service during hours other than Building Hours using a tenant override system. Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time, which as of the Effective Date is $8.00 per hour per zone.
8.1.3    Landlord’s Maintenance Obligations (as hereinafter defined).
8.1.4    Exterior painting and cleaning, including windows.
8.1.5    Janitor service for the Premises not less than five (5) days per week, unless such week includes a legal holiday.
8.1.6    If Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to such special services, including any reasonable and customary markup for profit or overhead.
8.1.7    Trash and debris removal related to the maintenance or operation of the Premises and the Project.
8.1.8    Alarm and security services for the Building as are customarily provided from time to time by owners of comparable office buildings in Landlord’s sole reasonable discretion.
8.1.9    Elevator service for the Building.
8.1.10    Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions set forth herein.

8.1.11    Such other services as Landlord reasonably determines are necessary or appropriate for the Premises, the Building and the Project.
8.2    Landlord’s failure to furnish, or any interruption or termination of services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. In no event shall Landlord be liable to Tenant for any loss or damage, including without limitation the loss or theft of any equipment or other property belonging to Tenant or Tenant Parties arising out of or in connection with the failure of any Landlord Services. Notwithstanding anything to the contrary in this Lease, in the event any utility services to be provided by Landlord under this Lease are not provided to the standards set forth above for reasons within Landlord’s control (an “Interruption”), and if as a result of such Interruption Tenant’s business operations are materially interfered with as established by reasonable supporting documentation or information (including, without limitation, employee complaints or refusal to report to work at the Premises or interruption of or damage to Tenant’s laboratory processes), Landlord shall not be liable to Tenant but, as liquidated damages and as Tenant’s sole and exclusive remedy, Base Monthly Rent payable by Tenant to Landlord shall be equitably abated, as to the portion of the Premises that Tenant is unable to use as a result of the Interruption, from and after the third (3rd) day of such Interruption until such time as the interrupted utility services are restored.
ARTICLE 9
SECURITY DEPOSIT
If an Event of Default occurs, Landlord may retain, use, or apply all or any part of the Security Deposit, if any, to compensate Landlord for any loss or damage suffered as a result thereof, including, but not limited to, the payment of Rent and amounts Landlord is obligated or elects to spend as a result of such Event of Default. If any portion of the Security Deposit is so retained, used or applied, Tenant, upon demand, shall deposit with Landlord an amount sufficient to restore the Security Deposit to the amount provided in Article 1. Landlord will not be required to keep the Security Deposit separate from its general funds, and Tenant will not be entitled to interest thereon. Any mortgagee of Landlord, purchaser of the Project, Building or Premises, or beneficiary of a deed of trust shall be relieved and released from any obligation to return the Security Deposit, if any, in the event such mortgagee, purchaser or deed of trust beneficiary comes into possession of the Premises by reason of foreclosure or trustee’s sale (including deed in lieu thereof) or proceeding in lieu of foreclosure unless the Security Deposit, if any, shall have been actually delivered to such mortgagee, purchaser or deed of trust beneficiary. The foregoing release does not relieve Landlord of any obligation it may have to return the Security Deposit. If Tenant fully and faithfully performs every provision of this Lease, the Security Deposit, if any, or the balance thereof will be returned to Tenant within thirty (30) days after the expiration of the Lease Term or earlier termination of this Lease. In no event will Tenant have the right to apply any part of the Security Deposit, if any, to Rent.
ARTICLE 10
USE OF PREMISES; QUIET CONDUCT
The Premises may be used and occupied only for the Permitted Use and for no other purpose without obtaining Landlord’s prior written consent. Tenant will not perform any act or carry on any practice that may injure the Premises or the Project, including but not limited to the use of equipment that causes vibration, heat or noise that is not properly insulated, nor shall Tenant allow any condition or thing to remain on or about the Premises that diminishes the appearance or aesthetic qualities of the Premises as seen from the exterior of the Building, the Project, or the surrounding property. Tenant shall observe and comply with, and not use or permit the Premises to be used in any way that constitutes a violation of the requirements of any board of fire underwriters or similar body relating to the Premises or of any law, rule, ordinance, restrictive covenant, governmental regulation or order now or hereafter in effect. Tenant shall not use or allow the Premises or the Project to be used (a) in violation of the Rules and Regulations (defined in Article 29 below), or (b) in violation of any certificate of occupancy issued for the Premises or of any recorded covenants, conditions and restrictions now or hereafter affecting the Premises or the Project. Landlord represents and warrants that the Permitted Use in and of itself does violate any recorded covenants, conditions and restrictions affecting the Premises or the Project as of the

Effective Date, and that Landlord shall not impose or consent to any new or amendments of existing recorded covenants, conditions and restrictions now or hereafter affecting the Premises or the Project that materially increase Tenant’s obligations or materially reduce Tenant’s rights under this Lease. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises or the Project nor commit or suffer to be committed any waste in, on or about the Premises or the Project. Tenant shall obtain and pay for all permits and licenses and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, codes, regulations, orders, covenants and requirements regulating the use by Tenant of the Premises, including, without limitation, the Occupational Safety and Health Act and the ADA.
ARTICLE 11
HAZARDOUS MATERIALS
11.1    For purposes of this Lease:
11.1.1    “Environmental Requirements” means any federal, state, or local statutes, acts, laws, ordinances, rules, regulations, requirements, court and administrative rulings, and other obligations now or hereinafter enacted or adopted (including, without limitation, consent decrees and administrative orders) relating to the generation, use, manufacture, treatment, transportation, storage, disposal, discharge, or release of any Hazardous Materials (as hereinafter defined), or otherwise designed or intended to protect human health or the environment.
11.1.2    “Hazardous Materials” shall mean, collectively, any substance, compound, material, pollutant, contaminant, chemical, waste, or other matter, including without limitation asbestos, any petroleum fuel or byproduct, urea formaldehyde, or any radioactive substance, that is now, or shall hereafter be listed, defined or regulated as hazardous, extra-hazardous, extremely hazardous, flammable, explosive, toxic, or otherwise dangerous or which is or becomes subject to control, regulation or remediation under, or which otherwise may be the basis for any obligation, fine or penalty under, any applicable Environmental Requirements.
11.2    Tenant and Tenant Parties shall:
11.2.1    not manufacture, treat, test, process, store, handle, distribute, transport, use, produce, create, generate, discharge, release or dispose of any Hazardous Materials in, about, under, on or adjacent to the Project or any part thereof;
11.2.2    not engage in or permit any activity with a reasonable potential to result in the release or other discharge of any Hazardous Material on, at or from the Project;
11.2.3    not operate at or near the Project in a manner that could lead to the imposition of liability on Tenant, Tenant Parties, Landlord, or Landlord Parties (as hereinafter defined) or the creation of a lien on the Project under any Environmental Requirement;
11.2.4    notify Landlord promptly of any spill, release, discharge or disposal of Hazardous Materials into, on, onto, under or from the Project, regardless of the source, whenever Tenant knows or suspects that such has occurred;
11.2.5    permit Landlord, Managing Agent, or any of Landlord’s owners, officers, directors, members, managers, partners, trustees, employees, representatives, shareholders, affiliates, advisors, agents, contractors, vendors, consultants, licensees, invitees, heirs, executors, administrators, successors and assigns (collectively with Managing Agent, “Landlord Parties”), upon twenty-four (24) hour prior notice and subject to Article 20 below, access to the Premises to conduct an environmental site inspection and assessment with respect thereto at Landlord’s sole cost and expense except in association with an Event of Default. If there is a spill or release at or from the Premises or Project, Tenant agrees to allow Landlord and Landlord Parties immediate access to the Premises for any work necessary in relation to any suspected or actual spill or release;
11.2.6    immediately take appropriate actions, at Tenant’s sole cost and expense and in accordance with all applicable Environmental Requirements, to remove, clean up and remediate any release, discharge, or spill of Hazardous Materials at, on, under or from the Project or any part thereof caused by Tenant or Tenant Parties;
11.2.7    comply with all Environmental Requirements promulgated as of the Effective Date and all additional Environmental Requirements, if any, which may from time to time be enacted thereafter;
11.2.8    obtain and maintain in good standing all permits necessary under Environmental Requirements for the operation of Tenant’s business; and
11.2.9    immediately notify Landlord of any inquiry, test, investigation, enforcement proceeding, or other communication to, by or against Tenant or any Tenant Parties relating to any Environmental Requirement or any other environmental matter.
11.3    Notwithstanding anything to the contrary set forth in this Article 11, Tenant may use in the conduct of its business at the Premises those Hazardous Materials in quantity and type customarily used or sold in connection with the operations of a business engaged in the Permitted Use (and then only if such Hazardous Materials are used, stored and kept in accordance with applicable laws, codes and ordinances).
11.4    Tenant, for itself and its successors and assigns, shall be solely responsible for and agrees to protect, indemnify, save, defend (with counsel reasonably approved by Landlord) and hold harmless Landlord and all Landlord Parties (collectively, the “Indemnitees”) for, from, and against any and all claims, demands, liabilities, losses, damages, charges, costs, expenses, fines, penalties, suits, orders, causes of action, adjudications, and judgments that any Indemnitee may suffer or incur, including without limitation, investigation and clean-up costs, reasonable attorneys’ and consultants’ fees and expenses, and court costs (collectively, “Liabilities”), which arise during or after the Lease Term as a result of or attributable to: (a) any acts or omissions of Tenant or any Tenant Parties, (b) the breach by Tenant or any Tenant Parties of any of the obligations and covenants of Tenant set forth in this Article, (c) any contamination of the Premises or the Project directly or indirectly arising from the activities of Tenant or any Tenant Parties, or (d) the use, generation, storage, release, threatened release, discharge, or disposal by Tenant or any Tenant Parties of Hazardous Materials on, under or about the Project or any property adjacent thereto, including without limitation: (x) consequential damages; (y) the costs of any required or necessary repairs, remediation, cleanup or detoxification of the Premises or any property adjacent thereto, and the preparation and implementation of any closure, remediation or other required plans; and (z) all reasonable expenses of any Indemnitee in connection with clauses (x) and (y), including without limitation costs and fees incurred under or as a result of the following:
11.4.1    any Environmental Requirement, including the assertion of any lien thereunder and any suit brought or judgment rendered, regardless of whether the action was commenced by a citizen (as authorized under any Environmental Requirement) or by a government agency;
11.4.2    any spill or release of, or the presence of, any Hazardous Materials on or from the Premises, Project or any adjacent property, including any loss of value of any part of the Project or other property as a result of a spill, release or presence of any Hazardous Materials;
11.4.3    any other matter affecting the Project within the jurisdiction of any governmental or quasi-governmental agency, including costs of investigations, remedial action, or other response costs, whether such costs are incurred by such governmental or quasi-governmental agency or any Indemnitee;
11.4.4    Liabilities under the provisions of any Environmental Requirement;
11.4.5    Liabilities for personal injury or property damage arising under any statutory or common-law tort theory, including, without limitation, damages assessed for the maintenance of a public or private nuisance, or for the carrying of an abnormally dangerous activity, and response costs; and
11.4.6    any remedial actions by Indemnitees as set forth in this Article 11.
11.5    Landlord shall have no obligation to remove, clean up or remediate any Hazardous Materials which were brought onto the Premises or the Project by Tenant or Tenant Parties, including but not limited to Hazardous Materials used in connection with tenant improvements to the Premises, which removal, cleanup and remediation shall be the obligation of Tenant at its sole cost and expense. Notwithstanding the foregoing:

11.5.1    In the event that Tenant fails to comply with any Environmental Requirement or any provision of this Article 11, Landlord may, but shall not be obligated to, take any and all actions that Landlord shall deem necessary or advisable in order to remediate any spill or release of Hazardous Materials or cure any failure of Tenant’s compliance, and Tenant shall indemnify Indemnitees for any expenses (including reasonable attorneys’ fees) incurred as a result thereof, together with interest at the Default Rate (as hereinafter defined); and
11.5.2    Landlord shall have the right in good faith to pay, settle, compromise or litigate any Tenant Liabilities under this Article 11, upon ten (10) days prior written notice thereof to Tenant, based upon the belief that Tenant is liable therefor, whether actually liable or not, without the consent or approval of Tenant, unless Tenant, within such ten (10) day period, shall protest in writing and simultaneously with such protest deposit with Landlord collateral in form and substance sufficient, in Landlord’s sole discretion, to pay and satisfy any penalty, interest, or additional Liabilities which may accrue as a result thereof All costs and expenses incurred by Landlord in connection with the foregoing shall be subject to Tenant’s indemnification obligations set forth in this Article 11.
11.6    Throughout the Lease Term, Landlord shall not cause or permit any Hazardous Materials to be placed, stored, released, discharged, manufactured, treated, or used on, in, under, or about the Property in violation of applicable Environmental Requirements. Tenant shall have no responsibility or liability associated with (including by inclusion in Operating Expenses) any Hazardous Materials released at the Project by any person or entity other than Tenant or any Tenant Parties. Landlord hereby protects, defends, saves, indemnifies, releases and holds Tenant and the Tenant Parties harmless from and against all, liabilities as described in Sections 11.4.1 through 11.4.6 above caused by or arising out of the presence, disturbance, discharge, release, removal, or cleanup of any Hazardous Materials released at the Project by any Landlord Party.
11.7    The provisions of this Article 11 shall survive the expiration of the Lease Term or earlier termination of this Lease.
ARTICLE 12
PARKING
Subject to the parking rules and regulations attached hereto as Exhibit “D”, as such may be amended from time to time (the “Parking Rules and Regulations”), Landlord shall provide Tenant, throughout the Lease Term, with the following parking spaces in the west parking garage serving the Building (the “West Garage”) and the east parking garages serving the Building ( the “East Garage”, and together with the West Garage, the“Garages”) or, with respect to unreserved spaces, on the surface lot around the building (the “Surface Lot”), at the following charges, which charges, except as provided below, Tenant shall be obligated to pay regardless of the number of parking spaces Tenant or its employees or invitees actually use:

•Eighteen (18) covered, reserved spaces in the West Garage generally in the location shown on Exhibit “F” attached hereto and ninety-two (92) covered, reserved spaces in the East Garage generally in the location shown on Exhibit “F” attached hereto (collectively, the “Reserved Spaces”) at an initial charge of $40.00 per month per space (plus rental tax) (“parking charges”), which initial charge shall be subject to reasonable, market increases over the Lease Term; and
•One hundred and fifty (150) unreserved spaces at no charge, which unreserved spaces shall be located within the Garages and/or on the rooftop of the Garages and/or on the Surface Lot..
Notwithstanding the foregoing, provided there is no Event of Default under this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay Parking Charges during first twenty-four (24) months (the “Parking Charge Abatement Period”) after the Commencement Date (such total amount of abated Parking Charges being hereinafter referred to as the “Abated Parking Amount”). During such Parking Charge Abatement Period, Tenant will still be responsible for the payment of all other obligations under this Lease. Tenant acknowledges that any Event of Default by Tenant under this Lease will cause Landlord to incur costs not contemplated in this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain. Therefore, should an Event of Default occur at any time during the Lease Term and this Lease is terminated as a result, then the total unamortized sum of such Abated Parking Amount (amortized on a straight line basis over the Lease Term at eight percent (8%) annual interest) so conditionally excused shall become immediately due and payable by Tenant to Landlord; provided, however, Tenant acknowledges and agrees that nothing herein is intended to limit any other remedies available to Landlord under this Lease, at law or in equity if there is an Event of Default. The right to the Abated Parking Amount is personal to the Named Tenant and may not be assigned, transferred or conveyed to any party, except in connection with a permitted transfer of this Lease pursuant to Article 23.
Further notwithstanding the foregoing, Tenant shall have the right, by written notice delivered to Landlord not more than once per calendar year during the Lease Term, to increase or decrease the number of Reserved Spaces; provided, however, in no event shall Tenant (a) be obligated to pay Parking Charges for less than ninety-five (95) Reserved Spaces regardless of the number of Reserved Spaces Tenant or its employees or invitees actually use, (b) be entitled to more than one hundred and twenty (120) Reserved Spaces, and (c) be entitled to actually use more than fifty-five (55) Reserved Spaces at any one time.
Tenant agrees and acknowledges that the quantity, location and charges for the parking listed above are integral parts of the overall economics of this Lease, that Tenant has no rights to parking in addition to that set forth above and that any parking rights procured by Tenant from Landlord after the date of this Lease may be at markedly different rates and in markedly different locations. Tenant shall obey, and shall be responsible to enforce with respect to Tenant Parties, the Parking Rules and Regulations. Landlord reserves the right to modify or change the Parking Rules and Regulations from time to time with notice to Tenant, provided Tenant’s rights under this Lease not materially reduced or its obligations materially increased. Landlord and Landlord Parties will not be responsible to Tenant for the failure of any other tenant, occupant or invitee of the Project to observe the Parking Rules and Regulations, for damage to any vehicle parked in the parking areas, or for the theft of any vehicle or personal property from within vehicles while parked in the parking areas. The terms of the previous sentence shall survive the expiration of the Lease Term or earlier termination of this Lease.
ARTICLE 13
UTILITIES
13.1    Electricity used by Tenant in the Premises shall be paid for by Tenant through inclusion in Expenses (except as provided herein for excess usage). Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission, and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Project and the Premises, to aggregate the electrical service for the Project, the Building, or the Premises with other buildings or properties, to purchase electricity through a broker and/or buyers group, and/or to change the providers and manner of purchasing electricity for the Premises.
13.2    Except as otherwise expressly provided herein, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Building Hours, or overall load, that which Landlord deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by law), installation and maintenance costs shall be paid by Tenant. Landlord shall have the right to separately meter or sub-meter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods. Tenant agrees to comply with energy conservation programs implemented by Landlord from time to time.
13.3    Tenant will contract and pay for all telecommunications and other such services for the Premises, subject to the provisions of Article 14 hereof entitled “Alterations; Mechanic’s Liens.”
ARTICLE 14
ALTERATIONS; MECHANIC’S LIENS
14.1    Tenant shall not make or suffer to be made any alterations, additions or improvements to the Premises or any part thereof, including but not limited to painting, redecorating, remodeling or the attachment of any fixtures or equipment, such as a supplemental HVAC system to serve the Premises (all of such activities being referred to herein as “Alterations”), without obtaining Landlord’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, except as set forth herein. Notwithstanding the foregoing, Landlord consents to the installation of supplemental HVAC system(s) in the Premises, subject to Landlord’s approval of the manner of installation, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if any proposed Alterations involve modifications to the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the Building, then Landlord’s consent may be withheld in Landlord’s sole and absolute discretion. Landlord’s consent shall be contingent upon Tenant providing Landlord the following items or information, all of which shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned, or delayed: (a) the name of Tenant’s proposed contractor(s), (b) evidence of insurance from Tenant’s contractor(s) as set forth in this Article, (c) detailed plans and specifications for the proposed Alterations, and (d) valid building or other permits or licenses, as required by the appropriate governing authority. Landlord may further condition its consent by requiring Tenant to give Landlord satisfactory proof of Tenant’s financial ability to complete and fully pay for such Alterations. Landlord’s consent or disapproval shall be given within fifteen (15) days following Tenant’s written request, with any disapproval specifying the reasons therefor. Any failure of Landlord to respond to any request within such fifteen (15) day period that continues for five (5) days following Tenant’s written notice of such failure to respond shall be deemed Landlord’s approval of the proposed Alteration. All Alterations shall be made in compliance with applicable municipal, county, state and federal laws, codes and regulations, including without limitation the Americans With Disabilities Act of 1990 and its related rules and regulations (“ADA”). Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent, to make Alterations to the Premises (a) which do not affect the roof, any exterior wall or any structural portions of the Building, or the relocation of any interior demising walls; (b) which do not affect any third party tenants, any common areas of the Project, or any Building Systems; (c) which cannot be seen from the exterior of the Premises; (d) which do not materially damage any portion of the Premises, (e) which do not require a permit; and (f) the cost of which does not exceed $75,000 in any one instance (or $225,000 in the aggregate during any calendar year).
14.2    Notwithstanding any other provision hereof, Alterations shall not include Tenant’s personal property, and Tenant may, with written consent of Landlord, install trade fixtures, equipment and machinery in conformance with all applicable ordinances and laws, and they may be removed upon expiration of the Lease Term or earlier termination of this Lease, provided the Premises are not damaged by their removal and the Premises is promptly returned to its original condition by Tenant at Tenant’s expense. Any private telephone systems and/or other related telecommunications equipment and lines must be installed within the Premises, and upon expiration of the Lease Term or earlier termination of this Lease Landlord may, at its sole option, require Tenant to remove such equipment and lines at Tenant’s expense and restore the Premises to its condition existing upon the Commencement Date, reasonable wear and tear excepted. The terms of this Section shall survive the expiration of the Lease Term or earlier termination of this Lease.
14.3    Tenant shall not permit any mechanic’s, materialmen’s or other liens (each, a “Lien”) to be filed against the Project, the Premises or Tenant’s leasehold interest therein. Tenant, at its sole expense, shall cause any such Lien to be released or shall obtain a surety bond to discharge any such Lien pursuant to Arizona Revised Statutes §33-1004 (or any successor statute(s)) within twenty (20) days after receipt of notice that any such Lien is filed. If Tenant fails to cause any such Lien to be so released or bonded within thirty (30) days after Tenant’s receipt of notice thereof, Landlord, without waiving its rights and remedies based on such failure, may cause such Lien to be released by any means Landlord reasonably deems proper, including payment in satisfaction of any claim giving rise to such Lien. Tenant shall pay to Landlord as Additional Rent, within thirty (30) days after Tenant’s receipt of an invoice from Landlord, any sum paid by Landlord to remove any such Lien, together with interest at the Default Rate from the date of such payment by Landlord until paid by Tenant. Tenant shall have the right to contest any such Lien in good faith provided that Tenant provides reasonable security in connection therewith. Notice is hereby given that neither Landlord nor Mortgagee (nor their respective interests in the Premises or the Project) shall be liable or responsible to persons who furnish materials or labor for or in connection with the Premises or the Project on behalf of Tenant, and Landlord shall have the right at all reasonable times to post on the Premises or the Project and record any notices of non-responsibility which it deems necessary for protection from such Liens. The terms of this Section shall survive expiration of the Lease Term or earlier termination of this Lease.
14.4    Tenant hereby agrees to indemnify and hold Landlord harmless from and against any Liabilities incurred by Landlord, the Project, or the Premises arising, whether directly or indirectly, from Tenant or Tenant Parties making or removing any Alterations to the Premises, including without limitation any Liens arising therefrom. Any Alterations made by Tenant shall become part of the Premises and shall, without payment of compensation, become the property of Landlord; provided, however, that Landlord may disclaim such ownership and require Tenant to remove some or all of the Alterations by making such removal a condition of Landlord’s prior written consent thereto at the time such consent is given. If Landlord requires the removal of any Alterations, Tenant shall, at its sole cost, promptly remove such at the expiration of the Lease Term or earlier termination of this Lease, repair any damage to the Premises caused thereby, and return the Premises or the applicable portion thereof to its condition existing upon the Commencement Date, reasonable wear and tear excepted. The terms of this Section shall survive expiration of the Lease Term or earlier termination of this Lease. Notwithstanding the foregoing, Tenant shall not be required to remove the Tenant Improvements at the expiration of the Lease Term or earlier termination of this Lease.
14.5    Landlord shall have the right, from time to time and in its sole discretion, provided Tenant’s use of the Premises, Tenant’s parking rights, and access to and visibility of the Premises and Tenant’s signage are not materially impaired to: (a) make changes to the Project (excluding the Premises), including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, ingress, egress, direction of driveways, entrances, corridors, parking areas and walkways; (b) close temporarily any portion of the Project for maintenance, replacement or repairs for the minimum amount of time practicably required, so long as reasonable access to the Premises remains available; (c) construct or permit construction of improvements in or about the Project, whether for existing or new tenants or otherwise; and (d) do and perform any other acts or make any other changes in, to, or with respect to, the Project as Landlord may, in the exercise of sound business judgment, deem to be appropriate. Notwithstanding anything to the contrary in this Lease, Tenant understands this right of Landlord and hereby (x) agrees that such construction will not be deemed to constitute a breach of this Lease by Landlord, and (y) waives any claim that it might have arising from such construction. The terms of the previous sentence shall survive the expiration of the Lease Term or earlier termination of this Lease.
ARTICLE15
INSURANCE
15.1    Tenant shall not do or permit anything to be done within or about the Premises which will increase the existing rate of insurance on the Building or Project and shall, at its sole cost and expense, comply with any requirements pertaining to the Premises of any insurance organization insuring the Building or Project, or any portion thereof. Notwithstanding the foregoing, Tenant agrees to pay to Landlord, as Additional Rent, any increases in premiums on insurance policies resulting from Tenant’s use of the Premises if such use increases Landlord’s premiums or requires extended coverage by Landlord to insure the Premises. Landlord represents and warrants that the Permitted use in and of itself will not require increased premiums or extended coverage. The terms of the previous sentence shall survive the expiration of the Lease Term or earlier termination of this Lease.
15.2    During the Lease Term, Tenant shall maintain and keep in full force and effect, at its sole expense, the following insurance:
15.2.1    Commercial general liability insurance which insures against claims for bodily injury (including mental anguish or death), personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Property. Such insurance shall afford, at a minimum, the following limits:

Each Occurrence	$5,000,000
General Aggregate	5,000,000
Products/Completed Operations Aggregate	1,000,000
Personal and Advertising Injury Liability	1,000,000

Fire Damage Legal Liability	100,000
Medical Payments	5,000
Any general aggregate limit shall apply on a per location basis. Such products and completed operations coverage shall be maintained for the greater of the period under which a claim may be properly asserted under the applicable statute of limitations or repose. This coverage shall be written on an ISO CG 00 01 (or its equivalent), shall include contractual, premises-operations and products-completed operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire. Such insurance shall be written on an occurrence basis and contain a standard separation of insureds provision.
15.2.2    Business automobile liability insurance covering all vehicles be they owned, hired, leased, non-owned, or in any way operated for or under the direction of Tenant, with limits of $1,000,000 combined single limit per occurrence on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97.
15.2.3    Workers’ compensation insurance in accordance with the laws of the state in which the Premises are located with employer’s liability insurance in an amount not less than $1,000,000, each employee per accident, $1,000,000 each employee by disease, and $1,000,000 policy limit by disease.
15.2.4    Umbrella/excess liability insurance, on a per occurrence and follow form basis, that applies excess of the required commercial general liability, business automobile liability, and employer’s liability policies with the following minimum limits:
Each Occurrence $5,000,000
Annual Aggregate $5,000,000

These limits shall be in addition to and not including those stated for the underlying commercial general liability, business automobile liability, and employers liability insurance required herein, including a “drop-down” feature in case the limits of the applicable primary policy are exhausted, whereby such coverage is not subject to any “Other Insurance” provision under Tenant’s excess-umbrella liability insurance.
15.2.5    Special form property insurance including theft, wind, hail vandalism, fire, sprinkler leakage, leakage from any window or sill, water damage, including bursting, leakage or stoppage of any pipes, and boiler and machinery coverage on all of Tenant’s property including, but not limited to, furnishings, equipment, installations, decorations, computers, electronics, cabling, trade fixtures, furniture, inventory and other personal property in the Premises, and on any alterations, additions, or improvements made by Tenant upon the Premises all for the full replacement cost thereof. Tenant shall use the proceeds from such insurance for the replacement of trade fixtures, furniture, inventory and other personal property and for the restoration of Tenant’s improvements, alterations, and additions to the Premises. Landlord shall be named as loss payee with respect to alterations, additions, or improvements of the Premises. No lack or inadequacy of insurance by Tenant shall in any event make Landlord subject to any claim by virtue of any theft of or loss or damage to any uninsured or inadequately insured property; Landlord will not carry insurance on Tenant’s property.
15.2.6    Business income and extra expense insurance in an amount equal to Tenant’s monetary obligations under this Lease for a period of at least twelve (12) months (that is, the aggregate amount of all rent and other consideration payable under the lease by Tenant) and including a 365-day extended period of indemnity.
All policies required to be carried by Tenant hereunder shall be issued by and binding upon an insurance company licensed or qualified to do business in the state in which the Property is located with a rating of at least “A-IX” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein. Liability insurance maintained by Tenant shall be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to delivery or possession of the Premises and ten (10) days following each renewal date. Certificates of insurance shall include an endorsement for each policy showing that Landlord, its trustees, parents, subsidiaries, Landlord’s lender, any applicable ground lessor, Landlord Parties, and Landlord’s mortgagees (collectively “Additional Insureds”), are included as additional insureds on liability policies and that Landlord is named as loss payee with respect to alterations, additions or improvements of the Premises on the property insurance as stated in Section 15.2.5 above. Such additional insured status must:(i) be at least as broad as the coverage afforded to the named insured thereunder; (ii) be afforded to the fullest extent permitted by law by way of ISO CG 20 11 04 13 (or its equivalent) endorsement; and (iii) not contain any limitation or exclusion due to the requirement of contractual privity between any such person or organization required to be included as an additional insured and the named insured. Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel or materially alter the policy without, at least thirty (30) days’ prior written notice to Landlord; provided, that if such endorsement is not commercially reasonably available, then Tenant shall be responsible for providing such notice within five (5) days after the cancellation or material change to the policy
15.3    In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant in this Lease within ten (10) days following Landlord’s request thereof, Landlord shall be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof.
15.4    The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Article 16 below. Any deductibles selected by Tenant shall be the sole responsibility of Tenant.
15.5    Tenant insurance requirements stipulated in Section 15.2 are based upon current industry standards. Landlord reserves the right to require additional coverage or to increase limits as industry standards change; provided, however, that Tenant’s insurance requirements shall not be modified or increased during the initial Lease Term.
15.6     Should Tenant engage the services of any contractor to perform work in the Premises, Tenant shall ensure that such contractor carries commercial general liability, business automobile liability, umbrella/excess liability, worker’s compensation and employers’ liability coverages in substantially the same amounts as are required of Tenant under this Lease, or in such other commercially reasonable amounts consistent with insurance carried by reputable contractors in the market area of the Project performing similar work to the work being performed in the Premises. Contractor shall name Landlord, its trustees, officers, directors, members, agents and employees, Landlord’s mortgagees and Landlord’s representatives as additional insureds on the liability policies required hereunder. All policies required to be carried by any contractor shall be issued by and binding upon an insurance company licensed to do business in the state in which the Property is located with a rating of at least “A-IX” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to the commencement of any work in the Premises. The above requirements shall apply equally to any subcontractor engaged by contractor.
ARTICLE 16
WAIVERS OF SUBROGATION
16.1    If available under the insurance policies maintained by Landlord and Tenant (except for workman’s compensation insurance), Landlord and Tenant hereby waive their rights against each other, and each of them waives such rights as against Tenant Parties and Landlord Parties respectively, with respect to any claims or damages or losses (including any claims for bodily injury to persons (including death) and/or damage to property) which are caused by or result from risks: (a) insured against under any insurance policy carried by Landlord or Tenant (as the case may be) pursuant to the provisions of this Lease and enforceable at the time of such damage, loss and/or injury; (b) which would have been covered under any insurance required to be obtained and maintained by Tenant under this Lease had such insurance been obtained and maintained as required in this Lease; or (c) actually insured against. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease, and shall survive the expiration of the Lease Term or earlier termination of this Lease.
16.2    Tenant shall use its reasonable commercial efforts to cause each insurance policy required to be obtained by Tenant under this Lease (except for workman’s compensation insurance) to provide that the insurer waives all rights of recovery by way of subrogation against Indemnitees in connection with any Liabilities covered by such policy; provided, however, that Tenant’s reasonable commercial efforts shall not require Tenant to pay a premium for such waiver in excess of five percent (5%) of the policy premium amount without the waiver.
ARTICLE 17
INDEMNIFICATION AND WAIVER OF CLAIMS
Tenant waives all claims against Indemnitees for Liabilities related to destruction, damage or injury of or to personal property in or about the Premises and for death or injury to any persons, regardless of their cause or time of occurrence, including, without limitation: (a) any loss of or damage to property by theft or otherwise; and (b) any injury (including death) or damage to persons or property resulting from any casualty, explosion, or from water or rain which may leak from any part of the Premises, or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface, or from any other place. In addition, except in association with Landlord’s indemnity obligations under this Lease, Tenant waives all claims against Indemnitees for any consequential or punitive damages resulting from any acts of Indemnitees under this Lease, whether or not wrongful. Tenant will defend, indemnify and hold Indemnitees harmless for, from and against any and all Liabilities, regardless of any alleged fault by any Indemnitee, arising out of, connected with or resulting from (x) any act or omission in, on, about or arising out of, or in connection with, the use, operation, maintenance and occupancy of the Project or the Premises, or any part thereof, by Tenant or any of the Tenant Parties, whether or not consented to by Landlord, including, without limitation, any failure of Tenant or any of the Tenant Parties to comply fully with the terms and conditions of this Lease, or (y) any violation or breach of this Lease by Tenant, whether or not such violation or breach constitutes an Event of Default. In case any action or proceeding is brought against any Indemnitee by reason of any such Liabilities, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense using counsel approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. The foregoing indemnity shall not cover any damage or injury that is the direct result of the gross negligence or willful misconduct by Landlord. Tenant’s covenants, agreements and indemnification in this Article are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease. Landlord will defend, indemnify and hold Tenant harmless for, from and against any and all Liabilities, regardless of any alleged fault by Tenant, arising out of, connected with or resulting from (x) any act or omission in, on, about or arising out of, or in connection with, the use, operation, maintenance and occupancy of the Project or the Premises, or any part thereof, by Landlord or any of the Indemnitees, whether or not consented to by Tenant, including, without limitation, any failure of Landlord to comply fully with the terms and conditions of this Lease, or (y) any uncured violation or breach of this Lease by Landlord. In case any action or proceeding is brought against Tenant by reason of any such Liabilities, Landlord, upon notice from Tenant, shall defend the same at Landlord’s expense using counsel approved in writing by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. The foregoing indemnity shall not cover any damage or injury that is the gross negligence or willful misconduct by any Tenant Party. The provisions of this Article shall survive expiration of the Lease Term or earlier termination of this Lease.
ARTICLE 18
MAINTENANCE AND REPAIRS
18.1    Except to the extent such repairs or maintenance are due to the acts or omissions of Tenant or any of the Tenant Parties, in which case Tenant shall be responsible for the cost of such repairs or maintenance (subject to Article 16), Landlord shall, consistent with other first class office projects in Scottsdale market, keep and maintain in good and sanitary condition, repair and working order and make repairs to and perform maintenance upon (a) the Project and (b) the Premises and every part thereof that is not Tenant’s express responsibility under this Lease, including without limitation:

18.1.1    Structural elements of the Project, including without limitation exterior structural walls, load bearing walls, foundations, and floor slab;
18.1.2    Mechanical (including HVAC), electrical, plumbing, boilers, pressure vessels, clarifiers, and fire/life safety systems and sprinklers, including fire alarm and/or smoke detectors;
18.1.3    Landscaping, irrigation, driveways, parking lots, signs and directories (except as otherwise expressly set forth herein as Tenant’s obligations), sidewalks and parkways located in, on, or adjacent to the Project;
18.1.4    The roofs of buildings within the Project;
18.1.5    Exterior windows of the Project, including plate glass and skylights;
18.1.6    Utility lines and connections in and to the Project; and
18.1.7    Elevators and escalators serving the Premises
(collectively, “Landlord’s Maintenance Obligations”). Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible.
18.2    Tenant shall, at its sole expense, keep the interior of the Premises in good and sanitary order, condition and repair, reasonable wear and tear excepted, and promptly perform all maintenance and repairs (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant’s use, the elements or the age of such portion of the Premises) to (a) floor and window coverings; (b) interior partitions; (c) doors; (d) the interior sides of demising walls and ceilings; (e) lighting fixtures and facilities; (f) interior painting and wall coverings; (g) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant; (h) private showers and kitchens; (i) any permitted Signs (as hereinafter defined); (j) any back-up generator installed to serve the Premises; and (k) to the extent any of the following are located within and exclusively serve the Premises, mechanical (including HVAC) distribution within the Premises, electrical, plumbing, boilers, pressure vessels, clarifiers, and fire/life safety systems and sprinklers, including fire alarm and/or smoke detectors, and any supplemental HVAC system serving the Premises, including without limitation any supplemental HVAC system serving any lab space within the Premises. All such work shall be performed in accordance with the terms and provisions of this Lease, including without limitation the provisions of Article 14 hereof entitled “Alterations; Mechanic’s Liens.” If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay to Landlord as Additional Rent the reasonable cost of the repairs within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. Tenant’s obligations set forth in the preceding sentence shall survive expiration of the Lease Term or earlier termination of this Lease.
18.3    In addition to Landlord’s Maintenance Obligations as set forth above, any and all repairs, restoration, and/or replacements of a capital nature which are necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair shall be made by Landlord, the cost of which is subject to inclusion in Expenses if and as permitted in Section 5.5.8.
ARTICLE 19
SIGNS
Landlord shall retain absolute control over the exterior appearance of the Project and the appearance of the Premises from the exterior thereof. No sign, placard, picture, advertisement, lettering, name or notice (“Sign”) shall be inscribed, displayed, printed or affixed on or to any part of the Premises that can be seen from outside the Premises, and Tenant will not place or install, or permit the placement or installation of, any Signs, drapes, shutters, or any other items that will in any way alter the exterior appearance of the Project or the Premises, without (a) the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion, and (b) to the extent required, the formal approval of any local municipalities or governing boards, ensuring compliance with applicable municipal, county and state laws and ordinances as well as applicable covenants, conditions and restrictions, if any. Tenant shall not place or install any signage in the Common Areas, including without limitation any temporary signage such as sandwich board signs, signs on easels and signs affixed to or hanging from walls, windows or doors. If Tenant is allowed to print or affix or in any way place a Sign in, on, or about the Premises, upon expiration of the Lease Term or earlier termination of this Lease, Tenant, at Tenant’s sole cost and expense, shall both remove such Sign and repair all damage in such manner as to restore all aspects of the Premises and the Project to the condition existing prior to the placement of said Sign. All approved Signs on outside doors shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved in advance by Landlord utilizing a method approved in advance by Landlord. Any work performed by Tenant in contravention to the provisions of this Lease may be removed by Landlord with or without notice at Tenant’s sole expense, with all expenses incurred by Landlord in connection therewith, including payment of fines and repair of any damage, constituting Additional Rent. Tenant’s obligations set forth in the preceding sentence shall survive expiration of the Lease Term or earlier termination of this Lease. Notwithstanding the foregoing, Landlord shall, at Landlord’s sole cost and expense, install Tenant’s trade name at or near the entryway to the Premises as well as Tenant’s trade name and suite number on the Project or Building directory sign, if any. All such letters or numerals shall be in accordance with the criteria established by Landlord for the Project and/or Building. Unless otherwise approved by Landlord, the trade name shall not include a logo or other graphic representation or symbol of Tenant’s name.
Subject to obtaining all necessary governmental and association approvals and permits, Tenant shall have the right, at Tenant’s sole cost and expense, to fabricate and install (and the obligation to thereafter maintain) one plaque containing the identification of Tenant on each side of one line on the monument sign for the Building located on Hartford Drive in the location identified on Exhibit “G” attached hereto (“Monument Sign”). Tenant’s signage right on the Monument Sign is non-exclusive. Landlord shall have the right to replace, refurbish or redesign or relocate the Monument Sign from time to time (in which case each reference herein to the Monument Sign shall be deemed to refer to such replacement monument sign), so long as Landlord does not materially and adversely change the visibility, size or location of Tenant’s signage provided by the existing Monument Sign. All aspects of Tenant’s identification signage on the Monument Sign shall be (a) subject to Landlord’s prior written approval, not to be unreasonably withheld or delayed, and (b) in compliance with Landlord’s signage criteria for the Project, if any. Upon the expiration of the Lease Term or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove Tenant’s identification signage thereon and repair any damage resulting therefrom, restoring such Monument Sign to its original blank condition. If Tenant fails to timely remove its signage from the Monument Sign, Landlord may remove such signage on behalf of Tenant and Tenant shall reimburse Landlord for the actual cost thereof within thirty (30) days after Landlord’s invoice therefor is submitted to Tenant. Tenant’s right to signage on the Monument Sign is personal to the Named Tenant and may not be assigned, transferred or conveyed to any party, except in connection with a permitted transfer of this Lease pursuant to Article 23 or, with Landlord’s written consent, which consent Landlord shall not unreasonably withhold, condition, or delay, a subtenant permitted hereunder occupying more than 50% of the Premises (and in such event, with Landlords’s written consent, which consent Landlord shall not unreasonably withhold, condition, or delay, Tenant’s signage position may be fully granted to such subtenant or split to include Tenant and such subtenant).
Subject to obtaining all necessary governmental and association approvals and permits, Tenant shall have the right, at Tenant’s sole cost and expense, to install exterior building signage containing Tenant's trade name on the exterior of the Building, in the location identified on Exhibit “G” attached hereto and in accordance with the signage criteria for the Project if any (“Building Signage”). Tenant shall be responsible, at its sole cost and expense, for the maintenance, repair and replacement of the Building Signage. Upon the expiration of the Lease Term or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove Tenant’s Building Signage and repair any damage resulting therefrom. If Tenant fails to timely remove Tenant’s Building Signage, Landlord may remove such Building Signage on behalf of Tenant and Tenant shall reimburse Landlord for the actual cost thereof within thirty (30) days after Landlord’s invoice therefor is submitted to Tenant. Tenant’s right to Building Signage is personal to the Named Tenant and may not be assigned, transferred or conveyed to any party, except in connection with a permitted transfer of this Lease pursuant to Article 23 or, with Landlord’s written consent, which consent Landlord shall not unreasonably withhold, condition, or delay a subtenant permitted hereunder occupying more than 50% of the Premises (and in such event, with Landlord’s written consent, which consent Landlord shall not unreasonably withhold, condition, or delay, Tenant’s signage position may be fully granted to such subtenant but may not be split to include Tenant and such subtenant).
ARTICLE 20
ENTRY BY LANDLORD
Tenant will permit Landlord and Landlord Parties to enter the Premises at all reasonable times for the purpose of (a) inspecting the Premises, (b) maintaining the Project or any part thereof, (c) making repairs, alterations or additions to any portion of the Project, including the erection and maintenance of such scaffolding, canopies, fences and props as may be required therefor, (d) posting notices of non-responsibility for Alterations or repairs, (e) showing the Premises to prospective tenants during the last nine (9) months of the Lease Term, (f) exercising and performing Landlord’s rights and obligations under this Lease, or (g) placing upon the Project, or any portion thereof, any usual or ordinary “for sale” signs, all without any right of Tenant to an offset against or abatement of Rent and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned; provided, however, that Landlord shall use commercially reasonable efforts to minimize interference to Tenant’s business and Tenant’s use of the Premises in connection with any of the foregoing entries. Landlord shall have the right, at any time within the final six (6) months of the Lease Term, to place upon the Premises any usual or ordinary “for lease” signs. In exercising such entry rights, Landlord shall endeavor to minimize, as reasonably practicable, the interference with Tenant’s Permitted Use, and shall provide Tenant with 24-hour advance telephonic or electronic mail notice of such entry (except in emergency situations, if an Event of Default exists, or in cases of routine or janitorial service, in which cases no notice shall be required, and except that with respect to routine maintenance Tenant shall be provided with at least 2 hours advance telephonic or electronic mail notice). Landlord may use any means which Landlord may deem proper to open and obtain entry to the Premises in an emergency. Tenant shall have the right to have a representative present during any entry under this Article 20 except in an emergency, and, except in an emergency, Landlord, its agents, employees, and contractors, are not permitted entry to any restricted area of the Premises (the location of which Landlord has been provided prior written notice). Any entry to the Premises by Landlord shall not be construed or deemed to be forcible or unlawful entry into, or detainer of, the Premises, or an eviction of Tenant from the Premises, or grounds for any abatement or reduction of Rent.
ARTICLE 21
ABANDONMENT; SURRENDER
2.1    Tenant will not Abandon the Premises. “Abandonment,” as used herein, shall mean the failure by Tenant to conduct business in the Premises for a period of thirty (30) consecutive Business Days and/or the failure of Tenant to occupy the Premises for a period of time greater than thirty (30) calendar days each of which shall be subject to Force Majeure Delays (as hereinafter defined), damage and destruction, closures approved by Landlord, or closures for any other reason beyond the reasonable control of Tenant. No act or thing done by Landlord or Landlord Parties shall be deemed an acceptance of a surrender of the Premises unless such acceptance is expressed in writing and duly executed by Landlord. The delivery of any keys to the Premises to Landlord or Landlord Parties shall not operate as a termination of this Lease or as an acceptance of Tenant’s surrender of the Premises. If Tenant Abandons, vacates or surrenders the Premises, or is dispossessed by process of law or otherwise, any personal property left in or about the Premises shall, at the option of Landlord, be deemed abandoned and title thereto shall pass to Landlord under this Lease as by a bill of sale; provided, however, that Landlord may, at its sole discretion, upon notice as required by applicable law, remove all or any part of such personal property from the Premises and the expenses incurred by Landlord in connection therewith, including storage costs and the cost of repairing any damage to the Premises and/or the Project caused by such removal, plus an administrative fee of ten percent (10%), shall constitute Additional Rent. The obligations of Tenant under this Section shall survive the expiration or earlier termination of this Lease.
21.2    Tenant shall, upon the expiration of the Lease Term or earlier termination of this Lease, surrender the Premises to Landlord, broom clean and in the same condition as that existing on the Commencement Date, as improved except with respect to Alterations expressly required to be removed under this Lease and ordinary wear and tear, casualty and condemnation excepted. Upon the expiration of the Lease Term or earlier termination of this Lease, Tenant shall surrender to Landlord all keys to the Premises.

ARTICLE 22
DAMAGE
22.1    In the event the Premises or the Building, or any portion thereof, shall be damaged by fire or other casualty, which damage substantially interferes with Tenant’s use of the Premises, this Lease shall terminate one hundred eighty (180) days after the date of such damage, unless Tenant receives written notice from Landlord within thirty (30) days after the occurrence of such damage that Landlord will repair said damage within such period of time, in which case this Lease shall continue in full force and effect. If this Lease is terminated pursuant to this Section, Rent shall be prorated as of the date of the casualty event and the Security Deposit shall be returned to Tenant, less any offsets permitted hereunder, and all rights and obligations under this Lease shall cease and terminate, except as to those that are stated herein to survive expiration of the Lease Term or termination of this Lease.
22.1    [Intentionally omitted].
22.3    In the event of any damage to the Building or the Premises to the extent that repairs will not be completed within one hundred eighty (180) days after the date of such damage, or in the event the Project shall be damaged to the extent of twenty-five percent (25%) or more of the replacement aggregate cost thereof, either Landlord or Tenant may elect to terminate this Lease upon written notice to the other party of such election within ninety (90) days after the occurrence of the event causing the damage. Rent and all other costs shall be equitably abated for the period during which the Premises are untenantable. To the extent and during the time that only a portion of the Premises are tenantable and to the extent that Tenant is able to conduct its business therefrom in a reasonable, prudent, and businesslike manner without interference, Tenant will receive a fair diminution of Rent based on an estimated percentage of unusable space in the Premises.
22.4    Landlord’s repairs pursuant to the provisions of this Article, if any, shall be limited to such repairs as are necessary to place the Project, Building or Premises in the condition existing on the Commencement Date, and when placed in such condition the Project, Building and Premises shall be deemed restored and rendered tenantable and Tenant, at its sole expense, shall immediately perform, in accordance with the provisions of Article 14 hereof, entitled “Alterations; Mechanic’s Liens,” any additional work required and repair or replace its stock in trade, fixtures, furniture, furnishings and equipment.
22.5    All insurance proceeds payable under any fire and/or rental interruption insurance shall be paid solely to Landlord, and Tenant shall have no interest therein. Insurance proceeds for Tenant’s separate insured interest, such as renter’s insurance or business interruption insurance, shall be payable to Tenant. Tenant shall in no case be entitled to compensation for damages on account of any annoyance or inconvenience in making repairs under any provision of this Lease.
22.6    Except to the extent provided in this Article, neither the Rent payable by Tenant nor any of Tenant’s obligations under any provision of this Lease shall be affected by any damage to or destruction of the Project, Building or Premises, or any portion thereof, by any cause whatsoever.
ARTICLE 23
ASSIGNMENT, SUBLETTING AND TRANSFERS OF OWNERSHIP
23.1    Except with respect to a Transfer (as hereinafter defined) to a Permitted Transferee (as hereinafter defined), Tenant will not assign, sublet, sell, mortgage, encumber, convey, hypothecate or otherwise transfer all or any part of Tenant’s interest in this Lease, or permit the Premises to be occupied by anyone other than Tenant and Tenant’s employees (each of the foregoing transactions referred to herein as a “Transfer” and any party with whom a Transfer has occurred referred to herein as a “Transferee”), without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition, or delay. Tenant shall request Landlord’s consent to any proposed Transfer at least thirty (30) days prior to the proposed effective date of such proposed Transfer. Tenant’s written request shall include at least the following: (a) the name and legal composition of the proposed Transferee; (b) the nature of the proposed Transferee’s business and the use to which it intends to put the Premises; (c) the terms and conditions of the proposed Transfer; (d) information related to the experience and financial resources of the proposed Transferee; (e) such other information as Landlord may request to supplement, explain or provide details of the matters submitted by Tenant pursuant to clauses (a) through (d) above; and (f) funds sufficient to reimburse all costs incurred by Landlord, including attorneys’ fees, in connection with evaluating Tenant’s request and preparing any related documentation in an amount not to exceed $2,500 in the aggregate.
23.2    In the event Landlord consents to a Transfer, fifty percent (50%) of any Rent or other compensation paid to Tenant in excess of the Rent payable to Landlord pursuant to this Lease for the portion of the Premises subject to the Transfer, as measured on a per-square-foot basis, less reasonable costs incurred by Tenant in connection with the Transfer for brokerage fees, attorneys’ fees, tenant improvements and other concessions reasonably required to induced the Transferee, shall be paid by Tenant to Landlord as Additional Rent. For purposes of this Section, the amount due to Tenant by a Transferee will be deemed to include any lump sum payment or other consideration given to Tenant in consideration of the Transfer. Tenant’s obligations set forth in this Section shall survive expiration of the Lease Term or earlier termination of this Lease.
23.3    Landlord’s acceptance of Rent from Tenant or any Transferee shall not constitute a waiver by Landlord of the provisions of this Lease or a release of Tenant from any of its covenants, duties or obligations stated herein.
23.4    Landlord shall not have the right to recapture the Premises in association with a request for Landlord’s consent to a Transfer.
23.5    Notwithstanding anything to the contrary contained in this Article 23, in the event Tenant contemplates a Transfer of all or a portion of the Premises (or in the event of any other Transfer or Transfers entered into by Tenant as a subterfuge in order to avoid the terms of this Section 23.5, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Tenant’s Transfer notice (a “Recapture Notice”), to recapture the space subject to Tenant’s desired Transfer (the “Contemplated Transfer Space”). In the event such option is exercised by Landlord, this Lease shall be canceled and terminated with respect to such Contemplated Transfer Space as of the contemplated effective date of the Transfer until either (i) the last day of the term of the contemplated Transfer as set forth in Tenant’s intention to transfer notice or (ii) the last day of the Lease Term, as Landlord may elect in its sole discretion. Notwithstanding the foregoing, if Landlord timely delivers a Recapture Notice, Tenant shall have the right to rescind its request for the subject Transfer by written notice to Landlord within ten (10) business days after receipt of the Recapture Notice, in which event the Recapture Notice shall have no force or effect and this Lease shall remain in full force and effect.
23.6    If an Event of Default under this Lease should occur while the Premises or any part thereof is subject to a Transfer, Landlord may, at its option and in addition to any other rights or remedies provided for herein, at law or in equity, collect directly from the Transferee all rent or other consideration becoming due to Tenant from the Transferee and apply such sums against any Rent due to Landlord from Tenant. Tenant authorizes and directs any Transferee to make payment directly to Landlord of any and all sums due to Tenant under any Transfer upon written notice from Landlord. No direct collection by Landlord from any Transferee shall be construed to constitute a novation or a release of Tenant or any Guarantor from the further performance of their respective obligations hereunder. The terms of this Section shall survive expiration of the Lease Term or earlier termination of this Lease.
23.7    If Tenant is a corporation, partnership or limited liability company, the issuance of any additional stock or equity interest and/or the transfer, assignment or hypothecation of any stock or interest in such corporation, partnership or limited liability company in the aggregate in excess of fifty percent (50%) of such stock or interests, as the same may be constituted as of the date of this Lease, whether directly or indirectly, shall be deemed to be a Transfer within the meaning of this Article.
23.7    Notwithstanding any other provision in this Lease, Landlord’s consent shall not be required for an assignment of this Lease (i) to any person(s) or entity that controls, is controlled by, or is under common control with Tenant, (ii) to any entity resulting from the merger, acquisition, consolidation, or other reorganization with Tenant, whether or not Tenant is the surviving entity, (iii) to any person or legal entity that acquires all or substantially all of the assets or stock of Tenant (each of the foregoing is hereinafter referred to as a “Permitted Transferee”), provided that before such assignment shall be effective, (w) Tenant shall not be released from any of its covenants, duties or obligations hereunder, (w) the net worth of the Permitted Transferee (as determined in accordance with generally acceptable accounting principles) shall not be less than the net worth of Tenant (and any Guarantor) (as determined in accordance with generally acceptable accounting principles) as of the Effective Date, (x) the Permitted Transferee shall deliver to Landlord a written document by which the Permitted Transferee assumes in full the obligations of Tenant under this Lease, (y) Landlord shall be given written notice of such assignment and assumption, including a copy of the document(s) that evidence the assignment, and (z) the use of the Premises by the Permitted Transferee shall be as set forth in Article 1. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs, and policies of anyone, whether through the ownership of voting securities, by contract, or otherwise.
23.8    Landlord’s express written consent to a Transfer shall not constitute a release of Tenant from any of its covenants, duties or obligations hereunder, including Tenant’s obligation to pay Rent when due, whether occurring before or after such Transfer, nor shall Landlord’s consent to any one Transfer constitute Landlord’s consent to any other or subsequent Transfers.
ARTICLE 24
EVENTS OF DEFAULT
24.1    Tenant will be in breach of this Lease (an “Event of Default”) if at any time during the Lease Term:
24.1.1    Tenant fails to make payment of any installment of Rent as and when due where such failure shall continue for a period of five (5) Business Days after Tenant’s receipt of written notice from Landlord; provided, however, that no such written notice shall be required to be provided by Landlord to Tenant following the second (2nd) failure during the Lease Term;
24.1.2    Tenant fails to timely perform any of its obligations to obtain and keep in full force and effect the insurance required hereunder, or Tenant fails to perform any of its other obligations under Article 15 hereof entitled “Insurance”, where such failure shall continue for a period of five (5) Business Days after Tenant’s receipt of written notice from Landlord;
24.1.3    Tenant fails to timely deliver a statement pursuant to Article 30 hereof entitled “Estoppel Certificate”, where such failure shall continue for a period of five (5) Business Days after Tenant’s receipt of written notice from Landlord.
24.1.4    Tenant fails to observe, perform or fulfill any of its other duties, covenants, agreements or obligations hereunder as and when due, and such failure continues for a period of thirty (30) days after Tenant’s receipt of written notice from Landlord; provided, however, that if the nature of Tenant’s obligation is such that more than thirty (30) days are reasonably required for its performance, then Tenant will not be in breach if Tenant commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion, but in no event shall such time period extend beyond ninety (90) days;
24.1.5    Tenant, any Guarantor, or any Transferee becomes insolvent, makes a transfer in fraud of its creditors, makes a transfer for the benefit of its creditors, is the subject of a bankruptcy petition, or is adjudged bankrupt or insolvent in proceedings filed against it; or a receiver, trustee, or custodian is appointed for all or substantially all of any such party’s assets; or any such party fails to pay its debts as they become due, convenes a meeting of all or a portion of its creditors, or performs any acts of bankruptcy or insolvency, including the selling of its assets to pay creditors or the attachment, execution or other judicial seizure of substantially all of such party’s assets located at the Premises or of such party’s interest in this Lease where such seizure is not discharged within sixty (60) days; or
24.1.6    Tenant Abandons the Premises.

ARTICLE 25

REMEDIES OF LANDLORD
25.1    Nothing contained herein shall constitute a waiver of Landlord’s right to recover damages by reason of Landlord’s efforts to mitigate damages following an Event of Default, nor shall anything contained herein adversely affect Landlord’s right to indemnification against liability for injury or damages to persons or property occurring prior to expiration of the Lease Term or earlier termination of this Lease.
25.2    All cure periods provided to Tenant herein shall run concurrently with any periods provided by law.
25.3    If an Event of Default exists, in addition to any other rights or remedies provided for herein or at law or in equity, Landlord, at its sole option, shall have the following rights:
25.3.1    The right to declare this Lease at an end, to reenter the Premises and take possession thereof and to terminate all of the rights of Tenant, and anyone claiming by, under or through Tenant, in and to the Premises.
25.3.2    The right to reenter the Premises without declaring this Lease at an end and to occupy the same, or any portion thereof, for and on account of Tenant as hereinafter provided, in which event Tenant shall be liable for and pay to Landlord on demand all such expenses as Landlord may have paid, assumed or incurred in recovering possession of the Premises, including, without limitation, costs, expenses, attorneys’ fees and expenditures placing the same in good order, or preparing or altering the same for reletting, and all other expenses, commissions and charges paid by Landlord in connection with reletting the Premises. Any such reletting may be for the remainder of the Lease Term or for a longer or shorter period. Such reletting shall be for such rent and on such other terms and conditions as Landlord, in its sole discretion, deems appropriate. Landlord may execute any lease either in Landlord’s own name or in the name of Tenant, or assume Tenant’s interest in any existing subleases to any Transferee, as Landlord may see fit, and Tenant shall have no right or authority whatsoever to collect any rent from such tenants or Transferee. No re-entry or taking possession of the Premises or reletting thereof by Landlord pursuant to this Subsection, and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant. In any case, and whether or not the Premises or any part thereof is relet, Tenant shall be liable until the end of the Lease Term for Rent less net proceeds, if any, of any reletting effected for the account of Tenant, and in no event shall Tenant be entitled to any excess Rent received by Landlord over and above that which Tenant is obligated to pay hereunder. Landlord reserves the right to bring such actions for the recovery of any deficits remaining unpaid by Tenant to Landlord hereunder as Landlord deems advisable from time to time, without being obligated to await the end of the Lease Term. Commencement or maintenance of one or more such actions by Landlord shall not bar Landlord from bringing any subsequent actions for further accruals. The terms of this Subsection shall survive expiration of the Lease Term or earlier termination of this Lease.
25.3.3    Regardless of whether Landlord has relet all or any portion of the Premises as provided above, Landlord shall have the right at any time to elect to terminate this Lease for such previous default on the part of the Tenant and to terminate all the rights of Tenant in and to the Premises, or to continue this Lease in full force and effect, whether or not Tenant shall have Abandoned the Premises. In the event Landlord elects to continue this Lease in full force and effect, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due. Landlord’s election not to terminate this Lease shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies.
25.3.4    Pursuant to the rights of re-entry provided above, Landlord may remove all persons from the Premises and may, but shall not be obligated to, (a) remove all property therefrom and (b) enforce any rights Landlord may have against said property or store the same in any public or private warehouse or elsewhere at the cost and for the account of Tenant or the owner or owners thereof Such action by the Landlord shall not constitute a termination of this Lease. Tenant agrees to indemnify Indemnitees and to hold Indemnitees free and harmless for, from and against any liability whatsoever for the removal and/or storage of any such property, whether belonging to Tenant or any third party whomsoever. The indemnity set forth in the preceding sentence shall survive expiration of the Lease Term or earlier termination of this Lease.
25.4    If Tenant shall fail to pay any Rent or perform any other covenant or obligation on its part to be performed hereunder and such failure is not cured within the applicable cure period prescribed herein, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations or the Event of Default, make such payment or perform such covenant or obligation on behalf of Tenant. All sums paid by Landlord and all necessary incidental costs incurred by Landlord in performing such covenant or obligation, together with interest at the Default Rate from the date incurred until paid, shall be paid by Tenant to Landlord within thirty (30) days after written demand therefor. The foregoing rights are in addition to any and all remedies available to Landlord upon an Event of Default. In the event that Tenant shall fail to perform any of its maintenance and repair obligations set forth herein, Landlord may elect, but shall not be obligated, to assume such obligations of Tenant for the remainder of the Lease Term, in which event Tenant shall pay to Landlord, in addition to any other sums set forth herein, a management fee equal to three percent (3%) of the cost of the maintenance and repair obligations to compensate Landlord for its service obligations so assumed.
25.5    If any payment of Rent payable by Tenant hereunder is not received by Landlord within five (5) Business Days after the due date, it shall bear interest at the Default Rate from the date due until paid.
25.6    Tenant acknowledges that, in addition to interest costs, the late payment by Tenant to Landlord of any Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed of trust or related loan documents encumbering the Premises. Accordingly, if any payment of Rent is not received by Landlord within five (5) Business Days of the date upon which such payment is due, Tenant shall pay to Landlord as a late charge an additional sum equal to the greater of (a) $250.00 and (b) two percent (2%) of the overdue amount; provided, however, that no such late charge shall be payable in connection with the first late payment in any calendar year during the Lease Term unless Tenant fails to pay the delinquent amount within ten (10) days following its receipt of written notice.The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of a late charge is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of the Event of Default or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease.
25.7    If Tenant fails to remove by the expiration or earlier termination of this Lease all of Tenant’s personal property, or any items of Alterations identified by Landlord for removal, Landlord, in addition to Landlord’s other rights and remedies under this Lease, may (a) remove and store such items and (b) upon ten (10) days prior notice to Tenant, sell all or any such items at private or public sale for such price as Landlord may obtain. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord’s reasonable attorneys’ fees and other costs incurred in the removal, storage, and/or sale of such items), with the remainder, if any, to be paid to Tenant. Tenant agrees to indemnify Indemnitees and to hold Indemnitees free and harmless for, from and against any liability whatsoever for the removal and/or storage of any such property, whether belonging to Tenant or any third party whomsoever. In the event there is a cost to Landlord associated with such removal, storage, and/or sale in excess of any proceeds of any such sale, then Tenant shall, within thirty (30) days of receipt of written notice of such cost, pay the full amount of such cost to Landlord. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
25.8    If Landlord terminates this Lease due to an Event of Default, then Landlord may recover from Tenant, in addition to the remedies permitted at law:
25.8.1    The worth, at the time of the award, of the unpaid Base Monthly Rent and Additional Rent which had been earned as of the time this Lease is terminated;

25.8.2    The worth, at the time of the award, of the amount by which the Rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rents that Tenant proves could be reasonably avoided;
25.8.3    The worth, at the time of the award, of the amount by which the Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss for such period as the Tenant proves could have been reasonably avoided; and
25.8.4    Any other amount necessary to compensate Landlord for all detriment caused by the Event of Default, or which in the ordinary course of events would be likely to result therefrom, including, without limitation, (a) expenses for cleaning, repairing or restoring the Premises and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Alterations, and any other items which Tenant is required under this Lease to remove but does not remove, (b) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting the Premises, (c) brokers’ fees and commissions, advertising costs and other expenses of reletting the Premises, (d) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions, (e) expenses of retaking possession of the Premises, (f) reasonable attorney’s fees and court costs, (g) any unamortized brokerage commissions paid in connection with this Lease, and (h) reimbursement of any rental or other concessions granted or made in favor of Tenant in consideration of this Lease including, but not limited to, any moving allowances, contributions or payments by Landlord for tenant improvements or buildout allowances or assumptions by Landlord of any of the Tenant’s previous lease obligations.
25.9     All past due amounts owed by Tenant under this Lease shall bear interest at ten percent (10%) per annum (the “Default Rate”) unless otherwise stated; provided, however, that the Default Rate shall in no event exceed the maximum rate (if any) permitted by applicable law. The terms of this Section shall survive expiration of the Lease Term or earlier termination of this Lease.
25.10    LANDLORD HERBY WAIVES AND DISCLAIMS ALL STATUTORY AND CONTRACTUAL LIEN RIGHTS IN TENANTS PROPERTY NOW OR HEREAFTER PLACED AT THE PREMISES.
25.11    All rights, options and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Article shall be deemed to limit or otherwise affect Tenant’s indemnification of Indemnitees pursuant to any provision of this Lease. Notwithstanding anything in this Lease to the contrary, in no event shall Tenant be liable for punitive, special or consequential damages except in association with Tenant’s indemnity obligations under this Lease, an Event of Default under Article 11 or as provided in Section 34.2.
ARTICLE 26
SURRENDER OF PREMISES NOT MERGER
The voluntary or other surrender of the Premises by Tenant, or mutual cancellation of this Lease by Landlord and Tenant, will not be deemed to merge the interests of Landlord and Tenant in and to the Premises. Any such surrender or cancellation may, at the option of Landlord, operate as a termination of all or any existing Transfers or as an assignment to Landlord of any or all of such Transfers.

ARTICLE 27
ATTORNEYS’ FEES; COLLECTION CHARGES
27.1    In the event of any legal action, arbitration or proceeding between the parties hereto, reasonable attorneys’ fees, court costs and expenses of the prevailing party shall be added to the judgment therein. Should any Indemnitee be named as defendant in any suit brought against Tenant or any Tenant Parties in connection with or arising out of this Lease or such party’s occupancy of the Premises, Tenant shall pay all costs and expenses incurred by such Indemnitee in such suit as Additional Rent, including, without limitation, reasonable attorneys’ fees of separate counsel selected by Landlord.
27.2    [Intentionally omitted].
27.3    The terms of this Article shall survive expiration of the Lease Term or earlier termination of this Lease.
ARTICLE 28
CONDEMNATION
28.1    If any part of the Premises or Project is taken for any public or quasi-public purpose by any governmental power or authority, by exercise of the right of appropriation, reverse condemnation, condemnation, eminent domain or deed in lieu thereof (such taking being referred to herein as a “Taking”), and if the remaining portion of the Premises or Project is not reasonably adequate for the operation of Tenant’s business after Landlord completes any repairs or alterations that Landlord elects to make, as reasonably determined by Tenant, Tenant may terminate this Lease by notifying Landlord of such election in writing within twenty (20) days after title has vested in the taking authority. If the entire Premises is taken pursuant to a Taking, this Lease shall terminate effective as of the date title has vested in the taking authority. If any part of the Project is taken pursuant to a Taking and if the remaining portion of the Project is not reasonably adequate for the operation of the Project for Landlord’s business purposes, as reasonably determined by Landlord, after Landlord completes any repairs or alterations that Landlord elects to make, Landlord may terminate this Lease by notifying Tenant of such election in writing within twenty (20) days after title has vested in the taking authority.
28.2    If this Lease is not terminated pursuant to Section 28.1, Landlord will promptly proceed to restore the Premises and Project to substantially its same condition existing prior to such partial Taking, allowing for any reasonable effects of such Taking, and a proportionate allowance based on the loss of square footage will be made to Tenant for the Rent corresponding to the time during which, and to the part of the Premises which, Tenant is deprived on account of such Taking and restoration.
28.3    Tenant may not assert any claim against Landlord or the taking authority for any compensation because of such Taking, and Landlord will be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant in and to the Premises. Tenant shall, however, have the right, to the extent that the same shall not reduce or prejudice amounts available to Landlord, to claim from the taking authority, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for relocation benefits, moving expenses and damage to Tenant’s personal property and trade fixtures.
ARTICLE 29
RULES AND REGULATIONS
Tenant will faithfully observe and comply with, and shall be responsible to enforce with respect to Tenant Parties, any and all rules and regulations promulgated by Landlord for the Premises from time to time (the “Rules and Regulations”). Landlord’s current Rules and Regulations are attached hereto as Exhibit “E.” Landlord reserves the right to modify and amend the Rules and Regulations as it deems necessary or desirable, in Landlord’s sole discretion with prior written notice to Tenant provided Tenant’s rights under this Lease are not materially reduced or its obligations materially increased. Landlord and Landlord Parties will not be responsible to Tenant for the failure of any party to observe the Rules and Regulations. Landlord shall enforce Rules and Regulations in a reasonable and non-discriminatory manner. The terms of the previous sentence shall survive the expiration of the Lease Term or earlier termination of this Lease.
ARTICLE 30
ESTOPPEL CERTIFICATE
Tenant will execute and deliver to Landlord, within fifteen (15) Business Days of Landlord’s written demand, a statement in writing addressed to Landlord or to any third party selected by Landlord, certifying (a) that this Lease is in full force and effect and has not been amended or, if amended, certifying copies of such amendment(s), (b) the amount of Base Monthly Rent and Additional Rent payable hereunder, (c) the date to which Rent and other charges are paid, (d) that there are not, to Tenant’s knowledge, any uncured defaults of Landlord hereunder or specifying such defaults if they are claimed, (e) that Tenant will not amend, terminate or make prepayment of more than one month’s Rent under this Lease, (f) that any Notice (as hereinafter defined) required hereunder to be given to Landlord shall be given also to Mortgagee and any right of Tenant hereunder which is dependent on such Notice shall take effect only after Notice is so given, and (g) all such other matters as Landlord may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises identified in such statement. Tenant’s failure to deliver such statement within such ten (15) Business Day period shall be conclusive upon Tenant that (x) this Lease is in full force and effect, without modification except as may be represented by Landlord; (y) there are no uncured defaults in Landlord’s performance; and (z) not more than one (1) month’s Rent has been paid in advance.
ARTICLE 31
SALE BY LANDLORD
The term “Landlord” as used in this Lease shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to the Premises and any and all owners of the fee title to the Premises during the Lease Term for purposes of the indemnities with respect to matters arising while owned by the applicable Landlord. Upon any transfer or conveyance of any such title or interest (other than a transfer for security purposes only) and express assumption of Landlord’s obligations under this Lease by such transferee, the transferor shall be automatically relieved of all covenants and obligations on the part of the Landlord contained in this Lease, whether express or implied, ripe or not, to the extent arising subsequent to such transfer, and in such event Tenant agrees to look solely to the successor in interest of Landlord in and to this Lease. This Lease will not be affected by any such sale, and Tenant agrees to attorn to the Landlord’s successor in interest. Landlord and Landlord’s transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Premises and this Lease without the consent of Tenant.
ARTICLE 32
NOTICES
Any and all notices, statements, demands, requests, consents, approvals, authorizations, offers, agreements, appointments or designations required or permitted hereunder (“Notices”) shall be in writing and shall be effective (a) upon personal delivery, or (b) two (2) Business Days after being deposited in the U.S. Mail, registered or certified, return receipt requested, postage prepaid, or (c) one (1) Business Day after being deposited with any commercial air courier or express service, addressed as set forth in Article 1 hereof or at any other address designated by any party hereto in the manner provided above. The inability to deliver because of a changed address of which no Notice was given, or rejection or other refusal to accept any Notice, shall be deemed to be the receipt of the Notice as of the date of such inability to deliver or rejection or refusal to accept.
ARTICLE 33
WAIVER
The failure of Landlord or Tenant to insist in any one or more cases upon the strict performance of any term, covenant or condition of this Lease will not be construed as a waiver of a subsequent breach of the same or any other term, covenant or condition. The waiver by Landlord of any Event of Default shall not be a waiver of any preceding or subsequent Event of Default, and no delay or omission by Landlord to seek a remedy for any Event of Default hereunder shall be deemed a waiver by Landlord of its remedies or rights with respect to such Event of Default, nor shall Landlord’s acceptance of any Rent payment be construed to be a waiver by Landlord of any preceding Event of Default.
ARTICLE 34
HOLDOVER
34.1    Tenant shall vacate the Premises upon the expiration of the Lease Term or earlier termination of this Lease and shall surrender possession thereof to Landlord in accordance with the terms hereof.
34.2    If Tenant remains in possession of the Premises, or any portion thereof, after the expiration of the Lease Term or earlier termination of this Lease without the prior written consent of Landlord, such occupancy shall be deemed a month-to-month tenancy upon all the terms and conditions of this Lease except that Tenant shall pay Base Monthly Rent equal to one hundred fifty percent (150%) of the Base Monthly Rent payable by Tenant during the final month of the Lease Term on a per diem basis until possession is surrendered to Landlord. Acceptance by Landlord of Rent after such expiration of the Lease Term or earlier termination of this Lease shall not constitute consent to a holdover or result in an extension of this Lease and Tenant shall have no right, whether by purported exercise of any option granted hereunder or otherwise, to expand the Premises or extend the Lease Term. All options, rights of first refusal, and/or rights of first offer, if any, granted under the terms of this Lease shall be terminated and be of no further force or effect during such month-to-month tenancy. In the event that Tenant fails to surrender the Premises following the expiration of the Lease Term or earlier termination of this Lease and within thirty (30) days after Landlord notifies Tenant in writing that Landlord has entered into a binding commitment to delivery possession of the Premises to a succeeding tenant, Tenant shall be liable, and shall pay to Landlord within ten (10) days after demand, for all losses incurred by Landlord as a result of such holdover, and shall indemnify, defend and hold the Indemnitees harmless from and against all liabilities, damages, losses, claims, suits, costs and expenses (including reasonable attorneys’ fees and costs) arising from or relating to any such holdover tenancy, including, without limitation, any claim for damages made by a succeeding tenant. Nothing herein shall limit any of Landlord’s rights or Tenant’s obligations arising from Tenant’s failure to timely surrender possession of the Premises, including, without limitation, Landlord’s right to repossess the Premises and remove Tenant therefrom at any time after the expiration or earlier termination of this Lease and Tenant’s obligation to reimburse and indemnify Landlord as provided herein. The provisions of this Section shall survive expiration of the Lease Term or earlier termination of this Lease.
ARTICLE 35
DEFAULT OF LANDLORD; LIMITATION OF LIABILITY
Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Should Tenant give written notice to Landlord to correct any default, then prior to any cancellation of this Lease or the exercise of any other remedies available to Tenant hereunder, Tenant shall give the same notice to Mortgagee, initially at the address set forth in Article 1 hereof, and thereafter at such other addresses of which Tenant may be notified from time to time, and Mortgagee shall be given the time period permitted for Landlord to sure such failure to perform to correct or remedy such failure to perform, but shall have no obligation to do so. If and when the Mortgagee has made performance on behalf of Landlord, Landlord’s failure to perform shall be deemed cured. Tenant shall have no right to terminate this Lease except as expressly provided herein. In the event of any actual or alleged failure, breach or default hereunder by Landlord, Tenant’s sole and exclusive remedy will be against Landlord’s interest in the Project, and Tenant shall not pursue any Indemnitee, nor shall any Indemnitees be subject to service of process or have a judgment obtained against them, in connection with any alleged breach or default. No writ of execution will be levied against the assets of any Landlord Parties.
Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual owners, members, partners, directors, officers or shareholders of Landlord, and Tenant shall not seek recourse against the individual owners, members, partners, directors, officers or shareholders of Landlord or any of their personal assets for satisfaction of any liability with respect to this Lease. Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant’s and its successors’ and assigns’ sole and exclusive remedy shall be against Landlord’s equity interest in, the Project and proceeds therefrom, and no other assets of Landlord. The covenants and agreements set forth in this Article are enforceable by Indemnitees and shall survive the expiration of the Lease Term or earlier termination of this Lease.
ARTICLE 36

SUBORDINATION
Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord, Mortgagee or any ground lessor with respect to the Building or the Project, this Lease will be subject and subordinate at all times to (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Project, and (b) the lien of any mortgage or deed of trust which may now exist or may hereafter be executed in any amount for which the Building, Project, ground leases or underlying leases, or Landlord’s interest or estate therein, is specified as security. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination and at the option of such successor in interest, attorn to and become the Tenant of the successor in interest to Landlord, but only so long as prior thereto such successor in interest has agreed, in writing, not to disturb the interests of Tenant in the Lease. Tenant covenants and agrees to execute and deliver to Landlord within fifteen (15) Business Days of Landlord’s request any reasonably requested document or instrument evidencing such subordination of this Lease with respect to any such ground lease, underlying lease or the lien of any such mortgage or deed of trust. Landlord represents that the Mortgagee identified in Article 1 (the “Current Mortgagee”) holds the only mortgage or deed of trust existing as of the Effective Date. Landlord shall use commercially reasonable efforts to procure and deliver to Tenant, within a commercially reasonable period of time following the Effective Date, a Subordination, Non-Disturbance, and Attornment Agreement (“SNDA”) from the Current Mortgagee, on the Current Mortgagee’s standard form, with commercially reasonable changes thereto proposed by Tenant and approved by the Current Mortgagee and Landlord providing generally that the mortgagee, trustee, or any purchaser at the foreclosure of the mortgage or deed of trust will not disturb Tenant’s possession of the Premises and that Tenant will attorn to such mortgagee, trustee, or purchaser at foreclosure as Landlord under the terms and conditions of this Lease upon receiving written notice that such party has succeeded to the interest of Landlord under this Lease. Tenant hereby acknowledges and agrees that the SNDA from the Current Mortgagee will not be recorded unless required by the Current Mortgagee. This Lease is subject and subordinate to the lien of all mortgages or deeds of trust which may hereafter affect or encumber all or any portion of the Premises and to all renewals, modifications, consolidations, replacements, and extensions thereof; provided, however, that the foregoing provision is applicable only to those mortgages or deeds of trust for which Tenant has been provided an SNDA from such future Mortgagee, on such future Mortgagee’s standard form, with commercially reasonable changes thereto proposed by Tenant and approved by such future Mortgagee and Landlord. Tenant hereby acknowledges and agrees that the SNDA from such future Mortgagee will not be recorded unless required by such future Mortgagee.
ARTICLE 37
BROKERS
Tenant warrants that it has had no dealings with any broker or agent in connection with this Lease except for those set forth in Article 1 hereof and covenants to pay, hold harmless and indemnify Indemnitees for, from and against any and all costs, expense or liability for any compensation, commissions and charges claimed by any other broker or agent with respect to this Lease or its negotiation. Landlord shall pay commissions to the brokers set forth in Article 1 hereof pursuant to separate agreement(s). The terms of this Article shall survive expiration of the Lease Term or earlier termination of this Lease.
ARTICLE 38
QUIET POSSESSION
Provided that no Event of Default exists, Tenant may quietly have, hold and enjoy the Premises during the Lease Term in accordance with and subject to the terms and conditions of this Lease without disturbance from Landlord or from any other person claiming through Landlord.
ARTICLE 39
BUILDING ACCESS AND SECURITY

FIRE/LIFE SAFETY SYSTEM
The Building is secured by an electronically controlled card access security system, which controls all ingress to and egress from the Building and after Building Hours elevator access. Tenant may either, at its sole cost and expense, utilize the Building’s access control panels for the installation of “plug-and-play” security components for the Premises or install a separate security system for the Premises. In the event Tenant installs a separate security system (“Tenant’s Security System”) for the Premises, (i) Tenant shall provide Landlord with the specifications for Tenant’s Security System, and access cards or other means by which Landlord may enter the Premises as permitted under this Lease, (ii) Tenant shall be solely liable and responsible for any loss or damage, including without limitation the loss or theft of any equipment or other property belonging to Tenant or Tenant Parties, arising out of or in connection with Tenant’s Security System, and (iii) Tenant shall ensure that Tenant’s Security System complies with all applicable governmental laws, codes, regulations and ordinances, including without limitation those relating to fire and emergency access. Tenant's Security System shall at all times remain Tenant's personal property. Tenant’s Security System shall be considered part of the Premises.
ARTICLE 40
SUBSTITUTE PREMISES
Landlord shall not relocate Tenant from the Premises during the Lease Term without Tenant’s written consent.
ARTICLE 41
MISCELLANEOUS PROVISIONS
41.1    If Tenant executes this Lease as a partnership, Tenant represents and warrants that each individual executing this Lease on behalf of the partnership is a general partner of the partnership and that this Lease is binding upon the partnership in accordance with its terms. If Tenant executes this Lease as a corporation or a limited liability company, Tenant represents and warrants that Tenant is a duly authorized and existing corporation or limited liability company, that Tenant has and is qualified to transact business in Arizona, that the corporation or limited liability company has full right, authority and power to enter into this Lease and to perform its obligations hereunder, that each person signing this Lease on behalf of the corporation or limited liability company is authorized to do so and that this Lease is binding upon the corporation or limited liability company in accordance with its terms.
41.2    All Exhibits and Addenda attached hereto are incorporated herein by this reference and made a part this Lease. If any provision contained in an Exhibit or Addendum is inconsistent with any other provision of this Lease, the provision contained in the Exhibit or Addendum shall supersede the provisions contained in herein unless otherwise provided.
41.3    This Lease and the Exhibits attached hereto contain all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein. Any warranties or representations not expressly contained herein will in no way bind either Landlord or Tenant, and Landlord and Tenant expressly waive all claims for damages by reason of any statement, representation, warranty, promise or agreement not contained in this Lease. The provisions of this Section shall survive expiration of the Lease Term or earlier termination of this Lease.
41.4    This Lease and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, without regard to its principles of conflicts of law. Any action brought to interpret, enforce, or construe any provision of this Lease shall be commenced and maintained in the Maricopa County Superior Court of the State of Arizona (or, as may be appropriate, in the Justice Courts of Maricopa County or in the United States District Court for the District of Arizona if, but only if, the superior court lacks or declines jurisdiction over such action). The parties irrevocably consent to jurisdiction and venue in such courts for such purposes and agree not to seek transfer or removal of any action commenced in accordance with the terms of this Section. Landlord and Tenant agree that any action or proceeding arising out of this Lease shall be heard by a court of competent jurisdiction sitting without a jury, and each hereby waives all rights to trial by jury. The terms of this Section shall survive the expiration of the Lease Term or earlier termination of this Lease.
41.5    The language of this Lease shall be construed to its normal and usual meaning and not strictly for or against either Landlord or Tenant. Each party has reviewed and revised this Lease and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation hereof. This Lease shall be construed as a whole and in accordance with its fair meaning, and shall not be construed more strictly against one party hereto than against the other party merely by virtue of the fact that it may have been prepared by counsel for one of the parties. If any words or phrases in this Lease have been stricken, whether or not replaced by other words or phrases, this Lease shall be construed (if otherwise clear and unambiguous) as if the stricken matter never appeared and no inference shall be drawn from the former presence of the stricken matters in this Lease or from the fact that such matters were stricken.
41.6    The Section headings of this Lease are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof. Where the context requires herein, the word “person” will include corporation, firm, partnership, limited liability company or association, the singular shall be construed as the plural, and neuter pronouns shall be construed as masculine and feminine pronouns, and vice versa.
41.7    If there is more than one person comprising Tenant hereunder, (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.
41.8    If any provision of this Lease is found to be unenforceable, or is or becomes illegal because of any present or future law or regulation of any governmental body or entity effective during the Lease Term, the intention of the parties is that the remaining provisions of this Lease shall not be affected thereby.
41.9    Time is of the essence of each term and provision of this Lease.
41.10    Subject to the terms of Article 23 hereof entitled “Assignment, Subletting and Transfers of Ownership” and Article 31 hereof entitled “Sale by Landlord,” the terms and provisions of this Lease are binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Except as otherwise provided herein, any indemnification or release of Landlord or Tenant hereunder shall include Landlord Parties or Tenant Parties, as applicable. The terms of the foregoing sentence shall survive the expiration of the Lease Term or earlier termination of this Lease.
41.11    All covenants and agreements to be performed by Tenant under any of the terms of this Lease will be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent except as otherwise expressly provided in this Lease.
41.12    In consideration of the covenants and agreements hereunder, Landlord and Tenant hereby covenants and agrees not to disclose any terms, covenants or conditions of this Lease except to its officers, directors, employees, agents, contractors, actual or potential lenders or purchasers , without the prior written consent of the other. The terms of this Section shall survive expiration of the Lease Term or earlier termination of this Lease.
41.13    [Intentionally omitted].
41.14    As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday. In the event that the first day a Notice shall be deemed given under this Lease, or the date for the performance of any covenant or obligation hereunder, shall fall on a Saturday, Sunday or legal holiday, the date such Notice shall be deemed given, or the date for performance of such covenant or obligation, shall be extended to the next Business Day. If any deadline or Notice date herein is extended to the next Business Day, and such deadline is used to calculate a subsequent date, the extended date that falls on the next Business Day shall be used to calculate the subsequent date. Unless otherwise provided in this Lease, all time periods shall be in calendar days.
41.15    Whenever a day is appointed herein on which, or a period of time is appointed during which, either party is required to do or complete any act, matter or thing, the time for the doing or completion thereof shall be extended by a period of time equal to the number of days on or during which such party is prevented from, or is reasonably interfered with, the doing or completion of such act, matter or thing because of labor disputes, civil commotion, war, warlike operation, sabotage, governmental regulations or control, fire or other casualty, inability to obtain materials, fuel or energy, weather or other acts of God, terrorism or other causes beyond such party’s reasonable control (financial inability excepted) (collectively, “Force Majeure Delays” or “Events of Force Majeure”); provided, however, that nothing contained herein shall excuse Tenant from the prompt payment of any Rent.
41.16    In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by the parties hereunder, each party shall, whenever and as often as it shall be requested by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments and documents as may be necessary in order to carry out the intent and purpose of this Lease, including without limitation execution of any documents reasonably requested to allow either party to deal with governmental entities, utility companies and other third parties from whom permits or approvals may be required. The terms of this Section shall survive the expiration of the Lease Term or earlier termination of this Lease.
41.17    [Intentionally omitted].
41.18    Throughout the Lease Term, and within fifteen (15) Business Days following Landlord’s written request, but not more than once per calendar year except in association with a sale or financing of the Project or an Event of Default, Tenant agrees to deliver to Landlord current financial statements of Tenant, certified by an officer or principal of Tenant. Landlord shall hold any such information in confidence and shall use it only for the purpose of evaluating Tenant’s financial condition; provided, however, that Landlord shall be permitted to share such information with any Mortgagee or prospective purchaser of the Project, Building or Premises provided the recipient shall hold any such information in confidence and shall use it only for the purpose of evaluating Tenant’s financial condition.
41.19    Neither this Lease nor any memorandum hereof shall be recorded by Tenant. At the sole option of Landlord, Tenant and Landlord shall execute, and Landlord may record, a short form memorandum of this Lease in form and substance satisfactory to Landlord.
41.20    Tenant hereby acknowledges that the Premises is subject to the ADA and that the ADA may require substantial modifications to the use and/or physical structure of the Premises. Tenant further acknowledges that it will be solely responsible for determining the specific application of the ADA to the Premises after the Commencement Date. If Landlord provides space plans for all or any part of the Premises, Landlord makes no representations or warranties, express or implied, that such plans are in compliance with the ADA. Tenant shall be responsible for retaining qualified experts and legal counsel of their choice to detect and correct any aspect of the structure or use of the Premises, including without limitation any modifications of the structure or use reflected in any space plan and to determine the liability for ADA compliance under any transaction documents relating to the Premises. Tenant shall be solely responsible to modify the Premises as a result of any amendments or changes in the ADA occurring after the Commencement Date.
41.21    Tenant represents and warrants to Landlord that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant, are not in violation of any Laws relating to terrorism or money laundering and will not, act, directly or indirectly, for or on behalf of any of the following: (a) any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, including without limitation, pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury

Department Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list; (b) any “Specially Designated National” or “Blocked Person” as designated pursuant to any law, order, rule, or regulation that is enforced or administered by the United States Government or any of its departments or agencies; or (c) any other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by OFAC. TENANT SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, RISKS, LIABILITIES AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COSTS) INCURRED BY INDEMNITEES ARISING FROM OR RELATED TO ANY BREACH OF THE FOREGOING REPRESENTATIONS. In addition, if the foregoing representations are untrue at any time during the Lease Term (or any extension thereof), an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant, and shall entitle Landlord to terminate this Lease and realize any and all remedies available under this Lease and/or at law or in equity.
41.22    This Lease may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. A party’s signature on this Lease or any amendment hereto may be provided by facsimile and shall be effective upon transmission to the other party hereto.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date and year indicated by Landlord’s execution date as written below.

LANDLORD:	TENANT:
PERIMETER GATEWAY PORTFOLIO LLC, a Delaware limited liability company	CASTLE BIOSCIENCES, INC., a Delaware corporation
By: /s/James R. Wentworth	By: /s/Kristen Oelschlager
Name: James R. Wentworth	Name: Kristen Oelschlager
Its: Authorized Signatory	Its: Chief Operating Officer

By: /s/Derek Maetzold
Name: Derek Maetzold
Its: President and CEO

By: /s/Frank Stokes
Name: Frank Stokes
Its: Chief Financial Officer

EXHIBIT “A”

FLOOR PLAN

A-1

EXHIBIT “B”

This Work Letter describes Landlord’s and Tenant’s obligations regarding the Tenant Improvements (as hereinafter defined). This Work Letter is a part of the Lease and all actions and obligations hereunder are subject to all terms and conditions of the Lease unless expressly provided otherwise herein. Capitalized terms which are not otherwise defined in this Work Letter have the meanings set forth in the Lease. Any breach or default by Tenant hereunder also constitutes a default under the Lease.
1. Plans and Specifications. Landlord will cause to be constructed certain improvements in the Premises (the “Tenant Improvements”) in accordance with the Floor Plan and plans and specifications mutually agreed upon by Landlord and Tenant pursuant to this Section 1 utilizing Building Standard (as hereinafter defined) materials, systems and capacities unless otherwise expressly noted in such space plan and specifications. Tenant shall meet with Landlord’s architect within ten (10) days after the Effective Date and shall thereafter work in good faith with Landlord to agree upon the plans and specifications for the Tenant Improvements. Thereafter, Landlord will provide Tenant with proposed plan and specifications for the Tenant Improvements. Tenant will approve or disapprove (specifically describing any reasons for disapproval, if any) the proposed plans and specifications in writing within five (5) Business Days after receipt thereof. If Tenant disapproves the proposed plans and specifications, Landlord will provide revised plans and specifications to Tenant. Failure by Tenant to timely respond to the initial submittal within ten (10) Business Days, or to any re-submittal of revisions within five (5) Business Days, will be deemed a Tenant Delay. Tenant will not withhold any approval except for reasonable cause and will not act in an arbitrary or capricious manner in connection with the review, revision, approval or disapproval of the plans and specifications. The final plans and specifications approved by Tenant shall be referred to herein as the “Final Plans.”
A detailed list setting forth Landlord’s Building Standard is available from Landlord. Improvements which are substantially equivalent to the Building Standard in terms of quality, quantity, function, cost, maintenance and service requirements, utility requirements, and availability will be deemed to be Building Standard Improvements. Notwithstanding the foregoing, all Non-Building Standard Improvements (as hereinafter defined) or work Tenant wishes to incorporate into the Tenant Improvements shall, in Landlord’s opinion, equal or exceed the quality established by the Building Standard. Any reference to the Building Standard in the Final Plans shall mean the items, quantities and finishes set forth in Landlord’s Building Standard list. As used herein, “Building Standard Improvements” and “Building Standard” shall mean those brands, designs, finishes, quantities, specifications and techniques approved by Landlord for construction of space in the Building for normal office use, and “Non- Building Standard Improvements” mean brands, designs, finishes, quantities, specifications and techniques other than those selected by Landlord as Building Standard.
2. Tenant Improvements Allowance. Tenant shall be credited with an allowance (the “Tenant Improvement Allowance”) in an amount not to exceed $7,224,490.00 ($130.00 per rentable square foot of the Premises). The Tenant Improvement Allowance is to be applied against the Cost of Tenant Improvements (as hereinafter defined) and shall be used solely for the design, including engineering plans, specifications and permits, purchase, installation, and construction of those Tenant Improvements which constitute permanent improvements to the Premises; provided, however, that the fees incurred with Tenant’s architect prior to the Effective Date in the amount of $22,700.00 shall not be deducted from the Tenant Improvement Allowance. The Tenant Improvement Allowance shall not be used for Tenant’s furniture, furnishings, inventory, trade fixtures, personal property, or equipment and Tenant shall not be entitled to any portion of the Tenant Improvement Allowance (whether as a direct payment or as a credit against Rent) in the event that the Cost of Tenant Improvements is less than the amount of the Tenant Improvement Allowance; provided, however, if the Cost of Tenant Improvements is less than the amount of the Tenant Improvement Allowance, Tennant shall be apply any unused portion of the Tenant Improvement Allowance, in an amount not to exceed $5.00 per rentable square foot of the Premises, to offset the actual and verified costs incurred by Tenant in connection with Tenant’s Work and/or moving to the Premises, which amount Landlord shall pay to Tenant within thirty (30) days following Landlord’s receipt of copies of paid invoices, unconditional lien releases (if applicable), and any other reasonably requested documentation.

3. Cost and Payment of Tenant Improvements.
3.1. Cost of Tenant Improvements. As used herein, the “Cost of Tenant Improvements” shall include, without limitation but subject to the provisions of Section 3 hereof, the following, whether incurred before or after the execution of the Lease or this Work Letter:
3.1.1. Costs and expenses, including Landlord’s architectural and engineering fees and any associated reimbursable expenses, incurred by Landlord in preparing, reviewing, revising and approving the Floor Plan, Final Plans and any changes, modifications or alterations thereto (subject to Section 2 above).
3.1.2. Landlord’s cost of constructing the Tenant Improvements, including without limitation labor, materials, overhead, general conditions, bonds and permits and plan check fees, fees and costs of the general contractor and all subcontractors;
3.1.3. The cost, if any, for any additions or changes to the shell Building Improvements that are required by the Tenant Improvements (including construction expenses and architectural and engineering costs), including without limitation the cost of providing or upgrading water, heating, cooling, air or electrical facilities for the Building should the Tenant Improvements require services, utilities or heating, ventilation or air conditioning in excess of that provided for premises built out with Building Standard Improvements;
3.1.4. Allowances (as hereinafter defined), as finally adjusted; an “Allowance” is an estimate of cost for an item of work which is not sufficiently defined in the documents to allow a fixed price to be determined by the contractor and, therefore, for which the actual Cost of Tenant Improvements will be increased or decreased by the precise amount that the actual cost of the Allowance item is either in excess of or less than the amount of the Allowance for that item.
3.1.5. All costs due to Change Orders (as hereinafter defined);
3.1.6. Increases in design and construction costs caused by Tenant or any of Tenant Parties, including without limitation (a) any delays by Tenant to furnish information, approve any item, or perform any obligation in accordance with the terms of this Work Letter, including the failure to prepare or approve the Final Plans by any applicable due date, (b) Tenant’s request for Non-Building Standard Improvements or any equipment, materials, finishes or installations other than those readily available, (c) Tenant’s request for changes to the plans and specifications after initial approval by either Tenant or Landlord, (d) performance of work in the Premises by Tenant, its contractors, or any of Tenant Parties during the performance of the Tenant Improvements, or (e) if the performance of any portion of the Tenant Improvements depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant, its contractors, or any of Tenant Parties in the completion of such work;
3.1.7 The cost to acquire and install a back-generator (the size and capacity of which shall be approved by Landlord and Tenant, each acting reasonable and in good faith) to serve the Premises, the location of which back-up generator, as installed, shall be reasonably determined by Landlord, and which back-up generator shall not be removed by Tenant at the expiration of the Lease Term or earlier termination of the Lease;
3.1.8. Any applicable state sales or use tax upon the foregoing; and
3.1.9 A construction management fee for Landlord’s construction manager, supervisor, or coordinator in the amount of two percent (2%) of the Cost of Tenant Improvements.
Tenant, at its sole expense, shall be responsible for and pay the amount (“Tenant’s Cost”), if any, by which the actual Cost of Tenant Improvements exceeds the Tenant Improvement Allowance.

3.2. Tenant Improvements Cost Estimate. Landlord shall solicit bids from not less than three (3) general contractors reasonably selected by Landlord and reasonably approved by Tenant (Tenant approves in advance Bjerk Builders and Stevens-Leinweber Construction). Landlord may award the construction contract to any of such tenant improvement contractors from whom Landlord received a bid, in Landlord’s sole and absolute discretion. Landlord shall provide Tenant with a written estimate (the “Estimate”) of the Cost of Tenant Improvements, including Allowances, based upon the bid received from the contractor selected by Landlord plus Landlord’s invoices or reasonable estimates of its other costs referred to herein.
3.3. Improvements Deposit.     Tenant shall pay one hundred twenty percent (120%) of the amount by which the Estimate exceeds the Tenant Improvement Allowance (the “Improvements Deposit”) to Landlord within ten (10) days following Landlord’s delivery of the Estimate to Tenant, and Landlord shall deposit such funds into Landlord’s general account for payment to Landlord’s contractor in accordance with the terms of the construction contract for such Tenant Improvements. Tenant’s failure to timely deliver the Improvements Deposit shall be deemed a Tenant Delay. Landlord shall be under no obligation to construct any of the Tenant Improvements until Landlord has approved the Estimate and Tenant has paid the Improvements Deposit to Landlord as required herein; provided, however, Landlord shall have the option to commence and complete the Tenant Improvements at any time after the Final Plans have been approved. Any Improvements Deposit shall be distributed proportionately with the Tenant Improvement Allowance with each payment of the Tenant Improvement Allowance (for example, if the Improvements Deposit is 10% of the amount of the Tenant Improvement Allowance, then each payment shall be made 10% from the Improvements Deposit and 90% from the Tenant Improvement Allowance).
3.4. Payment Reconciliation.    Landlord shall promptly notify Tenant in writing (the “Notice of Cost”) of the actual Cost of Tenant Improvements when such amount has been finally determined. If Tenant’s Cost, as finally determined, exceeds the Improvements Deposit, Tenant shall pay the amount of such difference to Landlord within thirty (30) days after Tenant’s receipt of the Notice of Cost. Any failure of Tenant to timely make any payment or deposit required hereunder shall constitute an Event of Default under the terms of the Lease in the same manner as a failure to pay installments of Rent when due. If Tenant’s Cost is less than the Improvements Deposit, Landlord shall apply the amount of such difference to Tenant’s next installment(s) of Rent due. In no event shall the Security Deposit be used for Tenant Improvements.
4. Construction of Tenant Improvements.
4.1. Landlord Obligation to Construct.     The Tenant Improvements shall be constructed by Landlord in accordance with the Final Plans and paid for as set forth herein. During construction of Tenant Improvements, Landlord may, based upon information obtained from Landlord’s contractor and Landlord’s architect or engineer, revise construction, including the substitution of materials, systems and equipment, provided such revisions and substitutions or both do not reduce the size of the Premises or the quality of any material, construction technique or component and such revisions and substitutions are approved by Tenant, which approval shall not be unreasonably withheld.
4.2. Changes, Additions or Alterations.     If Tenant shall request any change, addition or alteration in the Final Plans (“Change Order”), Landlord shall prepare and submit all necessary plans, specifications and permits with respect to such requested Change Order. Any such Change Order shall be subject to the provisions of this Work Letter. Landlord shall not be obligated to proceed with the Change Order until Tenant has paid Landlord’s reasonable estimate of the additional charges, expenses and costs, if any, of the Tenant Improvements attributed to such Change Order, including any costs and expenses incurred by Landlord in approving said changes, modifications or alterations. Any such payment shall thereafter be deemed part of the Improvements Deposit. If Tenant does not pay such additional charges within five (5) Business Days after its receipt of Landlord’s estimate as set forth herein, Landlord shall have the option to continue construction of the Tenant Improvements as if such Change Order request had not been submitted.

4.3. Punch List.     No later than ten (10) Business Days prior to the date Landlord anticipates Substantial Completion of the Tenant Improvements, Landlord and Tenant shall inspect the Premises in order to complete a written punch list of unfinished Tenant Improvements items. Tenant shall execute said list to indicate Tenant’s approval thereof. Items not constituting punch list items shall be completed by Landlord prior to any declaration of Substantial Completion. Landlord shall use commercially reasonable efforts to cause punch list items to be completed by Landlord’s contractor within thirty (30) calendar days after Substantial Completion. An item shall be considered a “punch list” item if completion thereof will not materially delay or interfere with Tenant’s commencement of use and occupancy of any part of the Premises for the Permitted Use.
4.4. Substantial Completion.     The term “Substantial Completion” or “Substantially Complete” as used herein means that Landlord’s contractor has completed the Tenant Improvements pursuant to the Final Plans to the point where only punch list items remain to be completed and any temporary or permanent certificate of occupancy or its equivalent required by the local building department or other governmental agency has been obtained. Notwithstanding the foregoing, the Premises may be deemed to be Substantially Complete without a certificate of occupancy so long as Tenant may lawfully occupy the Premises for the Permitted Use. In the event that no certificate of occupancy is required, then Substantial Completion shall be as reasonably determined by Landlord’s contractor. Tenant shall be obligated to accept the Premises at such time as the Premises are Substantially Complete as defined herein, even though certain other portions of the Building or the Project which do not interfere with Tenant’s efficient conduct of its business may not have been fully completed, and even though Tenant’s furniture, fixtures, and/or equipment may not have been installed.
5. Reasonable Diligence; Indemnification. Both Landlord and Tenant agree to use reasonable diligence in performing all of their respective obligations and duties under this Work Letter and in proceeding with the construction and completion of the Tenant Improvements. Neither review nor approval by Landlord of the Final Plans nor Landlord’s supervision or performance of any work for or on behalf of Tenant shall constitute a representation or warranty by Landlord or Landlord Parties that the Final Plans either (a) are complete or suitable for their intended purpose or (b) comply with applicable laws, ordinances, codes, regulations or any insurance requirements, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance and that Tenant shall be responsible for all elements of the design of the Final Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises, and the placement of Tenant’s furniture, appliances and equipment). Tenant agrees that, in connection with the Tenant Improvements and its use of the Premises prior to the Commencement Date, Landlord and Landlord Parties shall not be liable in any way for injury, loss, or damage which may occur to any of the improvements or installations made in the Premises, or to any personal property placed therein, the same being at Tenant’s sole risk, except to the extent such injury, loss or damage is attributable to the gross negligence or willful misconduct of Landlord or Landlord Parties. Tenant agrees to indemnify, defend and hold Landlord and Landlord Parties harmless for, from and against any and all claims arising from Tenant’s use of the Premises, the conduct of Tenant’s business, or any activity or work done, permitted or suffered by Tenant or Tenant Parties on or about the Premises, the Building, the Project or the Common Areas prior to the Commencement Date.
6. Additional Space. This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

EXHIBIT “C”
COMMENCEMENT DATE CERTIFICATE
This Commencement Date Certificate is made as of ___________, 20__, by and between _________________________, a(n) ________________________ (“Landlord”) and _________________________, a(n) ________________________ (“Tenant”).
A. Landlord and Tenant have entered into a lease agreement (the “Lease”) dated as of _______________, 20__, whereby Landlord leased to Tenant and Tenant leased from Landlord certain real property located in the County of Maricopa, State of Arizona, as more particularly described in the Lease.
B. Landlord and Tenant desire to set forth the Commencement Date, as defined in the Lease, and the date of the expiration of the initial term of the Lease.
C. All capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Lease.
NOW, THEREFORE, Landlord and Tenant certify and agree as follows:
1. That the Commencement Date is ________________; and
2. That the termination date of the Lease Term is _________________.

LANDLORD:	TENANT:

a(n)	a(n)

By: Name: Its:	By: Name: Its:
Name:	Name:
Its:	Its:

By: Name: Its:
Name:
Its:

By: Name: Its:
Name:
Its:

C-1

EXHIBIT “D”
PARKING RULES AND REGULATIONS
Capitalized terms used but not defined in this Exhibit shall have the meanings set forth in each tenant’s lease.
Each tenant of the Project shall:
•Not make mechanical repairs to vehicles in the parking areas.
•Not park large or oversize vehicles, such as, but not limited to, motor homes, boats or trailers, in the parking areas.
•Not park in fire lanes, loading zones or any other areas that are not designated as parking spaces.
•Protect the parking surface under any vehicles that leak excessive fluids.
•Remove or hide any personal items of value from plain sight to avoid vandalism of vehicles. Exercise added caution when using the parking areas at night and report any lights out or other possibly dangerous situations to Landlord as soon as possible.
•Keep vehicles locked at all times.
•Obey all parking control measures effected by Landlord, whether through the use of signs, identifying decals or otherwise.
Visitor Parking: Visitor parking, if designated, is for clients and visitors to the Project; tenants of the Project and their employees shall not use these spaces. In some cases, a time limit may be posted.
Handicap Parking: Only vehicles displaying handicap plates or official handicap placards may park in spaces designated as handicap parking.
Violation of the Parking Rules and Regulations may result in towing from the Project.Towing from the Project can be ordered by Landlord or Landlord Parties, and all charges therefor shall be paid by the owner of the towed vehicle.

D-1

EXHIBIT “E”
RULES AND REGULATIONS
Capitalized terms used but not defined in this Exhibit shall have the meanings set forth in each tenant’s lease.
Each tenant of the Project shall:
1. not paint, display, inscribe, maintain or affix any notices or signs on any part of the Project that can be seen from outside that tenant’s premises except as expressly permitted by such tenant’s lease. No awning or other projection shall be attached to the outside walls or windows of the Project, nor shall any showcases (i.e., A-frame or other types of free-standing signs) or other articles be put in front of or affixed to any part of the exterior of the Project or placed in the halls, corridors, vestibules or other public parts of the Project. Any items installed in violation of the foregoing may be removed by Landlord at the expense of the tenant who has installed such item.
2. not, without Landlord’s prior written consent, obstruct, encumber or use the Common Areas for any purpose other than ingress and egress to and from the premises demised to such tenant.
3. not move any safes, freight, furniture or bulky matter of any description into or out of the Project except at such time and in such manner as Landlord may reasonably determine from time to time, and any tenant moving articles into or out of the Project shall be responsible for any damage or injury to any portion of the Project or to any person resulting therefrom. Landlord reserves the right to inspect all freight to be brought into the Project and to exclude from the Project all freight which violates any of these rules and regulations or the provisions of such tenant’s lease. Any handcarts used in the Common Areas shall have rubber wheels and side guards.
4. not place on any floor a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by applicable law. Landlord may direct and control the weight and location of safes and all other heavy articles and may require, at the tenant’s expense, such supplementary supports as Landlord may deem necessary to properly distribute such weight.
5. not install or change signal, communication, alarm or other utility or similar service connections except as expressly permitted by the Lease without the prior written approval of Landlord, and then only under Landlord’s direction and at such tenant’s expense.
6. ascertain from Landlord the maximum amount of electrical current that can safely be permitted and not exceed such amount.
7. not install in the Premises any equipment that requires more electric current than Landlord is required to provide under such tenant’s lease without Landlord’s prior written consent.
8. not use the drinking fountains, toilet rooms, urinals, washbowls and other such apparatus for any purpose other than that for which they were constructed, and not throw foreign substances of any kind whatsoever therein. The expense of any breakage, stoppage or damage resulting from any violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.
9. not use utility closets, telephone closets, electrical closets, storage closets, and other such closets, rooms and areas for any purpose or in any manner other than that designated by Landlord or use such areas without Landlord’s prior written consent.
10. not canvas the Project to solicit business or information or to distribute any article or material to or from other tenants, occupants or visitors thereof, and not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the premises demised to such tenant. No distribution of handbills shall be permitted.
11. not use any part of the Project as a store for the sale or display of goods, wares or merchandise of any kind, or as a restaurant, shop, booth or other stand, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public.

12. not (a) install any internal combustion engine, boiler, machinery, refrigerating, or heating or air conditioning equipment, (b) operate any of such items except as expressly permitted by such tenant’s lease, (c) use the Project, or any part thereof, for housing, lodging or sleeping purposes or for the washing of clothes, (d) operate any electrical or other device from which may emanate electrical or other waves which may interfere with or impair radio, television, microwave, or other broadcasting or reception from or in the Common Areas or elsewhere in the Project, (e) do anything in or about the Premises tending to create or maintain a nuisance, (f) do any act tending to injure the reputation of the Landlord or the Project, (g) throw or permit to be thrown or dropped any article from any window, door or other opening in any part of the Project, (h) use or permit in the Project anything that will invalidate or increase the rate of insurance on any policies of insurance now or hereafter carried by Landlord or violate any certificate of occupancy, (i) use any portion of the Project for any purpose that may be dangerous to persons or property (including but not limited to flammable oils, fluids, paints, chemicals, firearms or any explosive articles or materials), or (j) do or permit anything to be done that in any way tends to disturb any other tenant or occupants of the Project or any neighboring property.
13. not enter upon any of the roofs of any of the buildings in the Project. In the event that any tenant of the Project enters upon a roof, with or without Landlord’s consent, such tenant shall be liable for any and all costs, expenses and damages arising therefrom.
14. except as expressly permitted by such tenant’s lease, not mark, paint, drill into or in any way deface any part of the Project or the premises demised to such tenant or occupant. No boring, cutting, or strings of wires shall be permitted, except with the prior consent of Landlord and as Landlord may direct.
15. not bring or permit anyone else to bring any bicycles, skateboards or animals of any kind (except professionally trained assistant animals) into the Project.
16. not permit any cooking in the premises demised to such tenant, except the use of coffee makers and microwave ovens for the warming of prepared foods and beverages.
17. not cause or permit any unusual or objectionable odors to emanate from the premises demised to such tenant.
18. not make, or permit to be made, any unseemly or disturbing noises, or disturb or interfere with other tenants or occupants of the Project or neighboring properties, whether by whistling, singing, use of any audio device, or in any other way.
19. not install any radio, telephone, television, microwave or satellite antenna, loudspeaker, music system or other device on the roof or exterior walls of the Project or on common walls shared with adjacent tenants.
20. not install or permit to be installed any additional locks or bolts on any door into or inside of the premises demised to that tenant, nor shall any changes be made in locks or the mechanisms thereof. Landlord shall be entitled at all times to possession of a duplicate of all keys to all doors into or inside of the premises demised to tenants of the Project. All keys shall remain the property of Landlord. For the purposes of this rule, the term “keys” shall mean traditional metallic keys, plastic or other key cards, and other lock opening devices.
21. not smoke in the Project, except in designated smoking areas established by Landlord from time to time. There shall be no smoking anywhere, at any time, inside the buildings or building restrooms of the
Project.
22. not engage or pay any employee of the Project or Landlord, nor advertise for day laborers giving an address at the Project.
23. not use any portion of the Project for any immoral or illegal purpose.
24. see that all entrance doors are locked and all electrical equipment and lighting fixtures are turned off each time such tenant closes and leaves the premises demised to such tenant.
25. give prompt notice to Landlord of any accidents to or defects in plumbing, electrical or HVAC apparatus so that same may be attended to in accordance with the terms of such tenant’s lease.

26. be responsible, at its sole cost and expense, for providing any additional security desired by such tenant for the premises demised to such tenant, subject to the reasonable prior written approval of Landlord.
27. cooperate and comply with any reasonable safety or security programs, and regulations from time to time issued by Landlord, including without limitation fire drills, air raid drills, and the appointment of “fire wardens” developed by Landlord or required by law.

EXHIBIT “F”
PARKING

F-1

EXHIBIT “G”
APPROVED SIGNAGE

G-1

EXHIBITS:
A	FLOOR PLAN
B	WORK LETTER
C	COMMENCEMENT DATE CERTIFICATE
D	PARKING RULES AND REGULATIONS
E	RULES AND REGULATIONS
F	PARKING
G	APPROVED SIGNAGE
i